Exhibit 10.23

Execution Version

Up to £250,000,000 Secured and Guaranteed Promissory Certificates due 2028

SUBSCRIPTION AGREEMENT

dated November 6, 2019

for

AP WIP Investments Borrower, LLC

with

The Entities listed in Part I of Schedule 1

acting as Holders

GLAS AMERICAS LLC

acting as Registrar

THIS AGREEMENT is dated November 6, 2019 and made between:

(1)	AP WIP Investments Borrower, LLC (the "Company");
(2)	AP WIP Investments, LLC as guarantor (the "Guarantor");
(3)	GLAS AMERICAS LLC as registrar (the "Registrar"); and
(4)	THE ENTITY listed in Part I of Schedule 1 (The Original Parties) as original subscriber and original holder (the "Original Subscriber" and the "Original Holder").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

"Accounting Principles" means, in relation to an Obligor and each member of the Group, the generally accepted accounting principles applicable to it in its jurisdiction of formation and applied on a consistent basis both as to classification of items and amounts.

"Additional Tranche" means any Tranche 1 Promissory Certificates issued after the Initial Closing Date, any Tranche 2 Promissory Certificates, any Tranche 3 Promissory Certificates or any Class B Promissory Certificates as may be created, issued and subscribed for from time to time pursuant to Clause 3.3 (Issue Requests) of this Agreement.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Affiliated Holder Group" means a group of Holders which are Affiliates and/or Related Funds and/or Related Investor Parties which have notified the Company prior to its or their subscription for Promissory Certificates: (A) that they are part of the same Holder group for the purpose of voting rights and (B) of the identity of their single Voting Representative.

"Annualised In-Place Ground Rents" means twelve times the In-Place Ground Rents for the most recently completed month prior to the Collection Period End Date as shown on the most recent Company In-Place Quarterly Rent Tape delivered under this Agreement, being, as of the Cut-off Date at least $55,000,000 and as at the Initial Closing Date at least $57,000,000.

"Asset Acquisition" means the purchase of any asset or assets that is or are materially consistent with the following criteria:

(a)	each such asset shall be an asset that belongs to the telecom / communications infrastructure sector;

(b)	each such asset shall be owned by the Group and backed (directly or indirectly) by long term economic communication infrastructure assets;
(c)	each such asset shall generate revenue from ground leases and related revenue streams; and
(d)	in each case, assets with the following core characteristics as a whole:
(i)	at least 25 years weighted average contract term (property right);
(ii)	at least 80 per cent. Tier One Tenant;
(iii)	at least 80 per cent. towers and rooftops;
(iv)	at least 85 per cent. non fee simple triple net lease;
(v)	at least 75 per cent. non disturbance;
(vi)	at least 75 per cent. fee simple, easement, leasehold; or
(vii)	at least 2.00 per cent. weighted average escalator,

and each as shown on the Company In-Place Quarterly Rent Tape for the previous Quarterly Period.

"Asset Tape" means an excel file (tape) as of the Cut-off Date of the owned, paying and operational assets of the Guarantor and its Subsidiaries which is delivered as a condition precedent to the Initial Closing Date under this Agreement and which shall include confirmation that:

(a)	the number of tenants is greater than or equal to one;
(b)	the Property Asset is owned and located in a Permitted Jurisdiction;
(c)	the Contract is executed and in-force; and
(d)	the Property Asset is operational and has not stopped paying.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 4 (Form of Assignment Agreement).

"Associated" means a group of publicly traded operating companies, private companies and private partnerships (including the Company, Associated Partners, LP and its prior partnerships and successor related entities and partnerships including the management company), in which Bill Berkman or David Berkman hold management, oversight or fiduciary responsibilities.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authorised Denominations" means denominations of $200,000 (or the equivalent in another currency, currency unit or combination thereof in respect of which the relevant Promissory Certificate has been advanced by a Holder) and integral multiples of $1.00 (or the equivalent in another currency, currency unit or combination thereof in respect of which the relevant Promissory Certificate has been advanced by a Holder) in excess of such amount.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.

"Call Settlement Date" has the meaning given to that term in Clause 7.4 (Redemption at the option of the Company).

"Cash-pay Interest" means, for any Interest Period in respect of any Class of Promissory Certificates, the percentage rate per annum specified for that Class of Promissory Certificates as set forth in Schedule 1.

"Certificate Issue" has the meaning set forth in Clause 3.3(a).

"Change of Control" means:

(a)

Associated ceases to directly or indirectly have the power to (i) control more than 50 per cent of the Company or the Guarantor (whether by way of ownership of shares, proxy, contract, agency or otherwise) or (ii) give directions with respect to the operating and financial policies of the Company or Guarantor; or

(b)	the Guarantor ceases to own and control (legally and beneficially) 100 per cent of the issued share capital of the Company.

"Class" means:

(a)	when used with respect to Holders, refers to whether such Holders are Class A Holders or Class B Holders;
(b)

when used with respect to a subscription for Promissory Certificates (in accordance with Clause 3.2 (Undertaking to Subscribe), Clause 3.3 (Issue Requests) and Clause 5 (Closing) (as applicable) in respect of any Tranche of Promissory Certificates, refers to whether such Promissory Certificate, is held by a Class A Holder or Class B Holder. Any increase of the total amount outstanding of any Promissory Certificate or a Tranche thereof shall be construed as part of the same Class as such increased Promissory Certificate or Tranche thereof as held by a Class A Holder or a Class B Holder (as applicable); and

(c)	when used in respect of the Majority Holder definition, Class A Holders and Class B Holders shall be treated as one single Class.

"Class A Holder" means any Holder designated as a Holder of Class A Promissory Certificates by the Company in the relevant Issue Request and registered in the Register as a Holder of Class A Promissory Certificates.

"Class A Promissory Certificates" means the Promissory Certificates set forth opposite the Original Subscriber’s name in Part I of Schedule 1 and any other Promissory Certificates held by a Class A Holder which, from time to time, may be created, issued and subscribed for pursuant to the terms of this Agreement.

"Class B Promissory Certificates" means the Promissory Certificates held by a Class B Holder which, from time to time, may be created, issued and subscribed for as an Additional Tranche of Promissory Certificates, subject to, and in accordance with, Clause 3.3 (Issue Requests) of this Agreement.

"Class B Holder" means any Holder designated as a Holder of Class B Promissory Certificates by the Company in the relevant Issue Request and registered in the Register as a Holder of Class B Promissory Certificates.

"Closing" means each closing of each issue of Promissory Certificates on the applicable Closing Date.

"Closing Date" means each date of issuance of Promissory Certificates as may be agreed upon by the Company and the relevant Subscribers for such Promissory Certificates (such date also being the Issue Date for each issuance of Promissory Certificates).

"Code" means the US Internal Revenue Code of 1986, as amended.

"Collection Period" means (i) initially, the period commencing on the Initial Closing Date and ending on the next Collection Period End Date after the Initial Closing Date; and thereafter, (ii) the period commencing one day after each Collection Period End Date and ending on the next succeeding Collection Period End Date.

"Collection Period End Date" means each of 31 March, 30 June, 30 September, 31 December in each calendar year and the Maturity Date.

"Company In–Place Quarterly Rent Tape" means for each Collection Period, a summary of, inter alia, all Property Assets and related Contracts owned by the Guarantor and its Subsidiaries, showing the Monthly Recurring Revenue. Each Company In-Place Quarterly Rent Tape provided after the Initial Closing Date shall be in the form of the Asset Tape as of the Cut-off Date (and the definition of Company In-Place Quarterly Rent Tape shall include the Asset Tape delivered as a condition precedent to this Agreement prior to the Initial Closing Date).

"Company's Spot Rate of Exchange – US Dollars" means the Company's spot rate of exchange (determined by it, acting reasonably) for the purchase of the relevant currency with US Dollars in the London foreign exchange market as at the end of any Collection Period. For the avoidance of doubt, the Company shall confirm the relevant spot rate, for information purposes only, with the Registrar and provide the Registrar with the ability to comment on such spot rate, in respect of the relevant calculations. The Registrar shall, at the request of the Holders, provide such spot rate to the Holders for information purposes only.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Security Provider or the Finance Documents of which a Holder becomes aware in its capacity as, or for the purpose of becoming, a Holder or which is received by a Holder in relation to, or for the purpose of becoming a Holder (including for the avoidance of doubt any information posted in the Data Room) under, the Finance Documents from either:

(a)	any member of the Group, the Security Provider or any of their respective advisers; or
(b)	another Holder, if the information was obtained by that Holder directly or indirectly from any member of the Group, the Security Provider or any of their respective advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Holder of Clause 33 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group, the Security Provider or any of their respective advisers; and
(C)

is known by that Holder before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Holder after that date, from a source which is, as far as that Holder is aware, unconnected with the Group or the Security Provider and which, in either case, as far as that Holder is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the most recent form recommended by the LMA.

"Constitutional Documents" means (a) the certificate of formation and limited liability company agreement of the Company or the Guarantor; and (b) the limited partnership agreement(s) and organizational documents of the Security Provider (as applicable).

"Contract" means each agreement, contract, instrument, lease, licence, sublease, tenancy, assignment or other document pursuant to which ground rent, lease payments, license fees or other amounts are payable to the Guarantor and/or its Subsidiaries in respect of any Property Asset subject thereto, as shown on the relevant Company In-Place Quarterly Rent Tape.

"Cut-off Date" means 30 June 2019.

"Data Room" means all the information and documents contained in the virtual data room entitled "Associated – Holdco Dataroom" set up by the Guarantor on Intralinks for the purpose of the transactions contemplated by the Finance Documents.

"Deed of Adherence" means a deed of adherence substantially in the form set out in Schedule 10 (Form of Deed of Adherence).

"Debt Service Reserve Account" means a segregated account:

(a)	held on balance sheet in the US by and of the Company with PNC Bank National Association;
(b)	from which no withdrawals may be made by the Company except as contemplated by Clause 20.7 (Debt Service Reserve Account);
(c)

into which $3,000,000 (or the equivalent in another currency, currency unit or combination thereof) will be deposited on or before the Initial Closing Date from the proceeds of the advances made in respect of the Promissory Certificates (as set out in the Funds Flow Statement) or otherwise; and

(d)	with respect to which the Minimum Required Balance is determined and required to be maintained in accordance with Clause 20.7 (Debt Service Reserve Account).

"Debtor Relief Law" means the Bankruptcy Code of the United States, the CCAA, the BIA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief laws (such laws include any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice or any combination of any of the foregoing) be an Event of Default.

"Disposal" has the meaning as set forth in Clause 20.4 (Ordinary Course Lease Disposals).

"Dispute" has the meaning as set forth in Clause 36.1(a) (Jurisdiction).

"Distribution" has the meaning as set forth in Clause 20.8(a) (Dividends and Share Redemption).

"Dividend Restriction Event" means the restriction of a payment of a Distribution by the Company or the Guarantor (as applicable) in any Collection Period in which one or more of the following events has occurred:

(a)	a Default has occurred and would be continuing or would occur as a result of the making of such Distribution (taken as a whole) as at the next Collection Period End Date; or
(b)

the Company is not in compliance with its obligations under Clause 19.1 (Financial Condition) as at the most recent Collection Period End Date, unless the Company has provided a certificate to the Holders, signed by an officer of the Company, confirming that it will be in compliance with its obligations under Clause 19.1 (Financial Condition) as at the date the Distribution will be made.

"Eligible Currency" means each of EUR, GBP, USD, AUD and CAD.

"Eligible Purchaser" means (i) a Holder or an Affiliate of a Holder or if the Existing Holder is a fund, a fund which is a Related Fund of the Existing Holder, or (ii) any bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, in each case (subject to Clause 22.1(d)) that is not a Restricted Purchaser.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"Existing Holder" has the meaning as set forth in Clause 22.1(a) (Transfer of Promissory Certificates).

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"Finance Document" means this Agreement, the Promissory Certificate Vouchers, the Share Pledge Agent Appointment Deed, the Transaction Security Documents and any other document designated as such by the Company and the Majority Holders.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, Promissory Certificates, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);
(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (but not, in any case, trade instruments) of an entity which is not an Obligor or member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of shares which are redeemable before the Maturity Date or are otherwise classified as borrowings under the Accounting Principles;
(i)

(A) any amount of any liability under an advance or deferred purchase agreement if (x) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (y) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply and (B) unsecured trade payables not evidenced by a note or other instrument and arising out of purchases of goods or services in the ordinary course of trading;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"Financial Year" means the annual accounting period of the Guarantor ending on 31 December in each year.

"Funds Flow Statement" means a funds flow statement in agreed form delivered as a condition precedent to the Initial Closing.

"Group" means the Guarantor and its Subsidiaries for the time being but excluding any Unrestricted Subsidiary.

"Group Structure Chart" means the group structure chart provided as a condition precedent to the Initial Closing Date which shows the Security Provider and its Subsidiaries as at the Initial Closing Date, or such updated group structure chart as may be provided to the Holders from time to time.

"Holder" means in respect of a Promissory Certificate, the person in whose name such Promissory Certificate and Class is for the time being registered in the Register (including the Original Holder, and any person which becomes a Holder pursuant to Clause 22 (Changes to the Holders) or 3.3(a) (Issue Requests).

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"In-Place Ground Rents" means the scheduled regular Monthly Recurring Revenue in respect of Property Assets (and related Contracts) owned by the Guarantor and its Subsidiaries, as reflected in the most recent Company In-Place Quarterly Rent Tape delivered under this Agreement.

"Initial Closing" means the closing of the first issue of Class A Promissory Certificates on the Initial Closing Date.

"Initial Closing Date" means November 8, 2019 or such other Business Day thereafter as may be agreed upon by the Company and the Original Subscriber (such date also being the Issue Date of the first issue of Class A Promissory Certificates).

"Institutional Investor" means any bank, trust company or other financial institution, scheme administrator of a pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

"Interest Coverage" means, as at any Collection Period End Date, the ratio of (i) the sum of (x) 94 per cent. multiplied by the Annualised In-Place Ground Rents (in US Dollars, as evidenced by the Company In-Place Quarterly Rent Tape delivered with respect to the relevant Collection Period End Date) divided by four plus (y) any amounts withdrawn from the Debt Service Reserve Account in order to pay interest accrued on the Promissory Certificates on the Payment Date following the relevant Collection Period End Date minus (z) the related quarterly Senior Debt interest due as reported to (ii) the aggregate of the Cash-pay Interest on the aggregate of the Principal Amount outstanding of the Promissory Certificates for such Quarterly Period (and for the purposes of calculating the amounts set out in (i) and (ii), such amounts shall be converted into USD at the relevant Company's Spot Rate of Exchange – US Dollars).  An example of the Interest Coverage calculation is attached as Schedule 8 (Example of Leverage, Interest Coverage Calculation and LTV Calculation).

"Interest Period" means, in relation to the Promissory Certificates, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

"Investment Grade" means any two of a rating of BBB- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Services Limited.

"Issue Date" means, in respect of each Tranche, the date on which Promissory Certificates of that Tranche are to be issued by the Company and subscribed to by the relevant Holder(s).

"Issue Request" has the meaning set forth in Clause 3.3(a).

"Issue Request Date" has the meaning set forth in Clause 3.3(a).

"Latam Cap Event" means the occurrence of, in respect of two consecutive Collection Period End Dates, the aggregate unhedged or unmatched portion of rents from Brazil, Mexico, Colombia, Panama, Peru, Uruguay and any non-Investment Grade Organisation for Economic Co-operation and Development countries, exceeding 30 per cent. of Annualised In-Place Ground Rents (in each case as evidenced in the most recent Company In-Place Quarterly Rent Tape).

"Legal Reservations" means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws in any other jurisdiction; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions provided in connection with the Finance Documents.

"Leverage" means, for each Collection Period, the ratio of: (i) the sum of Principal Amount outstanding of the Promissory Certificates and Senior Debt as at the last date of such Collection Period, less unrestricted and restricted cash held by the Company and Guarantor as at the last date of such Collection Period (and for the purposes of calculating the Principal Amount outstanding of the Promissory Certificates, such amounts shall be converted into USD at the relevant Company's Spot Rate of Exchange – US Dollars) to (ii) Annualised In-Place Ground Rents (in US Dollars, as evidenced by the Company In-Place Quarterly Rent Tape delivered with respect to the relevant Collection Period). An example of the Leverage calculation is attached as Schedule 8 (Example of Leverage, Interest Coverage Calculation and LTV Calculation).

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"LMA" means the Loan Market Association.

"LTV" means, as at any Collection Period End Date, the Total Net Debt as at that Collection Period End Date divided by NAV.

"Majority Holders" means, at any time:

(a)

except for as set out in sub-clause (b) below, the holders of at least 50.1 per cent. in Principal Amount of the Promissory Certificates at the time outstanding (and for the purposes of calculating the Principal Amount of the Promissory Certificates, such amounts shall be converted into USD at the relevant Company's Spot Rate of Exchange – US Dollars); or

(b)

in respect of any acceleration action taken in accordance with Clause 21.11 (Acceleration), the holders of at least 66 2/3 per cent. in Principal Amount of the Promissory Certificates at the time outstanding (and for the purposes of calculating the Principal Amount of the Promissory Certificates, such amounts shall be converted into USD at the relevant Company's Spot Rate of Exchange – US Dollars), but excluding for this purpose any Promissory Certificates then held by the Company or its Affiliates, provided that whilst there exists a Class A Outstanding Balance, the Class A Holders shall be deemed to be the Majority Holders for the purposes of sub-clauses (a) and (b) above.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or
(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents and/or their obligations under Clause 19.1 (Financial condition); or
(c)

the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Maturity Date" means November 6, 2028.

"Minimum Required Balance" means the greater of (i) $3,000,000 (or the equivalent in another currency, currency unit or combination thereof), or (ii) an amount that is sufficient to pay the Cash-pay Interest accruing on the Promissory Certificates under this Agreement for the next twelve calendar months (deeming the rate of interest applicable to the Promissory Certificates to be the same as the rate of interest on the Promissory Certificates for the then current Interest Period).

"Monthly Recurring Revenue" means the scheduled regular rents of the Guarantor and its Subsidiaries for the most recent month, net of value added or similar taxes for any jurisdiction, in respect of Property Assets and their related Contracts (but excluding any rents relating to decommissioned (defaulted) Contracts), and provided that for any Contract that does not pay on a monthly basis, the amount of rents included in the Monthly Recurring Revenue calculation will be the monthly equivalent as determined by the Guarantor in good faith and in a commercially reasonable manner (and in each case without double counting rent, whether previously included in a calculation of Monthly Recurring Revenue for a prior month or otherwise).

"NAV" means 15.75:1 multiplied by Annualised In-Place Ground Rent for each Collection Period End Date, in each case as set forth in the Compliance Certificate for the relevant Collection Period End Date.

"New Holder" has the meaning set forth in Clause 22.1(d).

"Non-Performing Subscriber" has the meaning set forth in Clause 3.5(b).

"Non-Restricted Purchaser" means (i) any person whose primary business is the acquisition or operation of wireless towers or the acquisition or operation of wireless tower sites and is a competitor of the Company (as determined by the Company in its sole discretion), (ii) any wireless infrastructure fund or sponsor whose primary business competes with the business of the Company or any member of the Group (but excluding any person, a predominant portion of whose business involves banking, insurance, investment banking, broker/dealer, investment or similar activities (including any person involved in the life insurance business or in the business of the investment of annuities or contributions to pension, retirement, medical or similar plans or arrangements) and which has a function that is regularly engaged in or established for the purpose of the acquisition of or investment in debt), unless such person is a non-controlled and non-operator investor linked to a pension or insurance company or a pension or insurance companies business (including a syndication partner), or (iii) any private investment fund investing in distressed assets as identified in the most recently published Sharkwatch "50" List.

"Obligor" means the Company or the Guarantor.

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for the fiscal year ended 2018.

"Outstanding Balance" means, as at the end of any related Collection Period, the sum of the original amount of Promissory Certificates issued to the Holder of the relevant Class of Promissory Certificates (as set out in Schedule 1 hereof as such Schedule will be updated from time to time in accordance with Clause 9.5 (Notification of rates of interest)) plus any capitalised PIK Interest thereon and new advances made by a Holder (in accordance with Clause 3.3 (Issue Requests)) in respect of any Class of Promissory Certificates (as applicable) less any Principal Amounts repaid or prepaid by the Company in respect of such Promissory Certificates.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Payment Date" means (x) the twentieth (20th) day of each calendar month immediately following a Collection Period End Date and (y) the Maturity Date.

"Performing Subscriber" has the meaning set forth in Clause 3.5(b).

"Permitted Distribution" means the payment of a Distribution or any other payment to the Guarantor or any other member of the Group or by the Guarantor or any member of the Group to any of their shareholders, members, partners or Subsidiaries, made in the ordinary course of business of the Guarantor or any member of the Group, provided that no Dividend Restriction Event has occurred that is continuing or would occur as a result of making such payment.

"Permitted Equity Sale or IPO" means (a) a sale of more than 50 per cent of the equity of the Guarantor to (i) a special purpose acquisition company or a similar company with a market capitalisation at the time of such sale of at least $500mm and telecom or real estate sector experience, (ii) a public tower company with a market capitalisation at the time of such sale of at least $500mm or (iii) investors with telecom sector experience with at least $1,000,000,000 or equivalent of assets (including at least $250,000,000 or equivalent invested in telecom or infrastructure assets for at least two years), or (b) an IPO of less than 60 per cent. of the Guarantor where Associated retains management and/or board responsibilities.

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a)	arising under this Agreement (including but not limited to any Financial Indebtedness incurred by way of Promissory Certificates under Clause 3.3 (Issue Requests));
(b)	any trade credit incurred by the Company on normal commercial terms and in the ordinary course of its trading activities;
(c)	a subordinated loan made by the Guarantor or any of its Subsidiaries to the Company;
(d)	any Treasury Transaction constituting spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and
(e)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of the Company and not for speculative purposes.

"Permitted Jurisdiction" means the United Kingdom (including England, Scotland, Wales, Northern Ireland), Canada, Australia, Belgium, Germany, Ireland, Spain, Netherlands, Chile, France, Japan, Singapore and any Investment Grade OECD country or any country that is subject to the Latam Cap Event.

"PIK Interest" means, for any Interest Period, in respect of any Class of Promissory Certificates, the percentage rate per annum specified for that Class of Promissory Certificates as set forth in Schedule 1.

"Prepayment Fee" means, in respect of any redemption made by the Company in accordance with Clause 7.3 (Redemption following an exit and sale), Clause 7.4 (Redemption at the option of the Company) or Clause 7.5 (Partial Redemption), in respect of any Promissory Certificates held by Class A Holders:

(a)	for any such redemption made on or before the first anniversary of the Initial Closing Date, an amount equal to 5 per cent. of the relevant Redemption Amount;
(b)	for any such redemption made after the first anniversary of the Initial Closing Date but on or before the third anniversary of the Initial Closing Date, 2 per cent. of the relevant Redemption Amount;
(c)

for any such redemption made after the third anniversary of the Initial Closing Date but on or before the fourth anniversary of the Initial Closing Date, 1 per cent. of the relevant Redemption Amount; and

(d)	for any such redemption made after the fourth anniversary of the Initial Closing Date, no Prepayment Fee shall be payable.

"Principal Amount" means the aggregate principal amount (including any capitalised PIK Interest) of the Promissory Certificates outstanding at such date.

"Principal Payment Amount" means with respect to any Collection Period End Date on which the Company will be in breach of Clause 19.1(a) (Leverage) when calculated with respect to such Payment Date, the amount by which the Principal Amount outstanding of the Promissory Certificates would be required to be redeemed in order to cause the Company to be in compliance with the terms of Clause 19.1(a) (Leverage), which amount may be paid on or before the Payment Date immediately following such Collection Period End Date in accordance with Clause 7.4 (Redemption at the option of the Company).

"Promissory Certificate" means the promissory certificates in the respective Class (evidenced by a Promissory Certificate Voucher and the details contained in the Register) issued by the Company to any Subscriber or Holder pursuant to the terms of this Agreement and shall include any Additional Tranches issued after the Initial Closing Date.

"Promissory Certificate Voucher" means a certificate in or in substantially the form set out in Schedule 3 (Form of Promissory Certificate Voucher) including any replacement Promissory Certificate Voucher issued pursuant to Clause 6.6 (Replacement of Promissory Voucher).

"Property Asset" means, at any time, each asset of the Guarantor and its Subsidiaries and each easement, usufruct, personal servitude, surface right, lease assignment, caveat against title, assignments of rental income or other license whereby the Guarantor and its Subsidiaries owns rights in respect of a Real Property asset (or in each case the equivalent in any jurisdiction) or any other asset of the Guarantor and its Subsidiaries from time to time as evidenced, and the Annualised In-Place Ground Rents relating to the Contracts in respect of such assets are included, at the Closing Date in the Asset Tape or, thereafter, in the most recent Company In-Place Quarterly Rent Tape delivered under this Agreement.

"Prospectus Directive" means Directive 2003/71/EC.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Quarterly Period" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Real Property" means:

(a)	any freehold, leasehold or immovable property or other interest in real property; and
(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

"Recovered Amount" has the meaning given to it in Clause 25.1 (Payments to Holders).

"Recovering Holders" has the meaning given to it in Clause 25.1 (Payments to Holders).

"Redemption Amount" means the Principal Amount by which any Promissory Certificate is redeemed in accordance with Clause 7.3 (Redemption following an exit and sale), Clause 7.4 (Redemption at the option of the Company) or Clause 7.5 (Partial Redemption).

"Redemption Date" means the later of:

(a)	the date on which a redemption is made in accordance with Clause 7; or
(b)	the Maturity Date.

"Redistributed Amount" has the meaning given to it in Clause 25.4(a).

"Register" means the register of Promissory Certificates maintained by the Registrar.

"Related Fund" means, in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Related Investor Parties" means Holders which are funds or mandates advised or managed by the same investment manager or its Affiliates.

"Relevant Market" means the European interbank market.

"Repeating Representations" means each of the representations set out in Clause 17.1 (Status) to Clause 17.6 (Governing law and enforcement), Clause 17.9 (No default), Clause 17.14 (Ranking) and Clause 17.19 (Group Structure Chart).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Restricted Party" means any individual or entity that is: (i) listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Sanctions laws and regulations or in any official guidance in relation to such Sanctions laws and regulations) by a person listed on, a Sanctions List, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country, (v) to the best knowledge of any Obligor (acting with due care and enquiry), otherwise a target of Sanctions, or with whom it would be a breach of any applicable Sanctions for any Holder or Subscriber any Affiliate or Related Fund or Related Investor Party of a Holder or a Subscriber to deal or (vi) that the Obligor is aware (having made due enquiry) is acting on behalf of any of the persons listed in paragraphs (i) to (v) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Sanctions.

"Restricted Purchaser" means (i) any telecom or wireless related business, (ii) any person whose primary business is the acquisition or operation of wireless towers or the acquisition or operation of wireless tower sites, (iii) any wireless infrastructure fund or sponsor whose primary business competes with the business of the Company or any other member of the Group (but excluding any person, a predominant portion of whose business involves banking, insurance, investment banking, broker/dealer, investment or similar activities (including any person involved in the life insurance business or in the business of the investment of annuities or contributions to pension, retirement, medical or similar plans or arrangements) and which has a function that is regularly engaged in or established for the purpose of the acquisition of or investment in debt), or (iv) any private investment fund investing in distressed assets as identified in the most recently published Sharkwatch "50" List.

"Sanctioned Country" means any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions, which, as of the date of this Agreement, include Crimea (as defined and construed in the applicable Sanctions laws and regulations), Cuba, Iran, North Korea, Sudan and Syria.

"Sanctions" means economic or financial sanctions or trade embargoes or other comprehensive prohibitions against transaction activity pursuant to anti-terrorism laws or export control laws imposed, administered or enforced from time to time by any Sanctions Authority.

"Sanctions Authority" means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions of any of the foregoing including, without limitation, Her Majesty's Treasury, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of Commerce, the US Department of State and any other agency of the US government.

"Sanctions List" means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

"Secured Party Accession Undertaking" means a secured party accession undertaking in the form of Schedule 2 of the Share Pledge Agent Appointment Deed.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Provider" means AP WIP Investments Holdings, LP.

"Senior Debt" means any Financial Indebtedness (net of any restricted cash) that has been issued, borrowed or incurred by the Guarantor or the Group from any person(s) not being a member of the Group (including without limitation any Financial Indebtedness that is subject to Security granted by a member of the Group (excluding the Company or an Unrestricted Subsidiary) and/or has been guaranteed by a member of the Group (excluding the Company or an Unrestricted Subsidiary).

"Share Pledge" means the pledge agreement governed by the laws of the State of New York, U.S.A. granted by the Security Provider over the Security Provider's entire issued share capital of the Guarantor.

"Share Pledge Agent" means, from on or about the date of this Agreement, GLAS Trust Corporation Limited and, thereafter, any future replacement share pledge agent which may be appointed by the Holders (in consultation with the Company) from time to time to act as share pledge agent and security trustee on behalf of the Holders pursuant to the terms of the Share Pledge Agent Appointment Deed.

"Share Pledge Agent Appointment Deed" means the agreement dated on or around the date hereof, entered into between the Company, the Original Holder and the Share Pledge Agent setting forth the terms of the Share Pledge Agent's appointment, its rights and obligations, and the terms by which the Share Pledge Agent will act as agent and security trustee on behalf of the Holders in connection with the Transaction Security.

"Sharkwatch "50" List" means the list of significant activist investors as updated from time to time.

"Solvent" means that:

(a)

the sum of the "fair value" of the assets of the relevant Obligor (as applicable) and its Subsidiaries, taken as a whole, exceeds the sum of all of their debts, taken as a whole, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

(b)

the "present fair saleable value of the assets" of the relevant Obligor (as applicable) and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the relevant Obligor (as applicable) and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured;

(c)

the capital of the relevant Obligor (as applicable) and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the relevant Obligor (as applicable) and its Subsidiaries, taken as a whole, are or are about to become engaged in; and

(d)

the relevant Obligor (as applicable) and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

For the purposes of clauses (a) through (d) above, (i)(1) "debt" means liability on a "claim" and (2) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (ii) the amount of any contingent unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specified Office" means,

(a)

in respect of the Original Subscriber, the office or offices notified by the Original Subscriber to the Company in writing on or before the date of this Agreement as the office or offices through which it will perform its obligations under this Agreement; and

(b)

in respect of any other Subscriber or Holder, the office specified against its name in the Register or such other office as such Subscriber or Holder may notify to the Company in accordance with Clause 28 (Notices).

"Subscribers" means the Original Subscriber any Holder or Third Party Subscriber that subscribes for Promissory Certificates in accordance with Clause 3.5(a) (Undertaking to Subscribe – Additional Subscriptions).

"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006, provided that any Unrestricted Subsidiary shall be deemed not to be a Subsidiary of a member of the Group.

"Successor Registrar" has the meaning given to it in Clause 6.6(b).

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Third Party Subscriber" means (i) any Affiliate of a Holder or if a Holder is a fund, any fund which is a Related Fund of a Holder or (ii) any bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets that is not a Restricted Purchaser and not already a Holder of any Promissory Certificates, and which subscribes for Additional Tranches of Promissory Certificates in accordance with Clause 3.5(a) (Undertaking to Subscribe – Additional Subscriptions).

"Tier One Closing Date Tenant" means, any tenant or other counterparty to a Contract that is noted as a "Tier One Tenant" as at the Initial Closing Date in the Company In-Place Quarterly Rent Tape delivered to the Original Subscriber pursuant to Clause 5.3 (Conditions precedent to Initial Closing) on or prior the Initial Closing Date and which, for the avoidance of doubt, are each of the entities listed in Schedule 9 (Tier One Tenants at Closing Date).

"Tier One Tenant" means, at any time, any Tier One Closing Date Tenant and any other publically traded cell tower company that is a tenant or counterparty to a relevant Contract, provided in each case that, at such time, any such person or its parent must be rated at least Investment Grade in each relevant jurisdiction by at least one internationally recognised rating agency and provided that (notwithstanding the foregoing) any such tenant or other relevant counterparty's obligations that are (at that time) unconditionally guaranteed by American Tower Corporation (or a Subsidiary or Affiliate thereof) with respect to all of its payment obligations under such Contract shall be a Tier One Tenant at such time.

"Total Net Debt" in respect of any Collection Period End Date means the Principal Amount outstanding of the Promissory Certificates and Senior Debt as at the last date of such Collection Period, less unrestricted and restricted cash held by the Company and Guarantor as at the last date of such Collection Period (and for the purposes of calculating the Principal Amount outstanding of the Promissory Certificates, such amounts shall be converted into USD at the relevant Company's Spot Rate of Exchange – US Dollars).

"Tranche" means the Tranche 1 Promissory Certificates or any Additional Tranche which from time to time, may be issued and subscribed for pursuant to the terms of this Agreement.

"Tranche 1 Promissory Certificates" means any Promissory Certificates that are denominated in EUR and designated by the Company to Tranche 1 (including all sub tranches) or the Principal Amount outstanding for the time being of such Promissory Certificates as set out opposite a Holder's name in the Register made available under this Agreement and as described in Clause 3 (Issue and Subscription of Promissory Certificates) and Clause 3.3 (Issue Requests).

"Tranche 2 Promissory Certificates" means any Promissory Certificates that are denominated in GBP and designated by the Company to Tranche 2 (including all sub tranches) or the Principal Amount outstanding for the time being of such Promissory Certificates as set out opposite a Holder's name in the Register made available under this Agreement and as described in Clause 3 (Issue and Subscription of Promissory Certificates) and Clause 3.3 (Issue Requests).

"Tranche 3 Promissory Certificates" means any Promissory Certificates that are denominated in USD and designated by the Company to Tranche 3 (including all sub tranches) or the Principal Amount outstanding for the time being of such Promissory Certificates as set out opposite a Holder's name in the Register and as described in Clause 3.3 (Issue Requests).

"Transaction Security" means the Security created or expressed to be created in favour of the Share Pledge Agent for the benefit of the Holders pursuant to the Transaction Security Documents.

"Transaction Security Documents" means the Share Pledge together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Transfer Date" means, in relation to a transfer of a Promissory Certificate, the date on which the Registrar registers such transfer in the Register.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Unrestricted Subsidiary" means

(a)

any Subsidiary (direct or indirect) of the Company and/or of the Guarantor (other than the Company) which may include a joint venture vehicle with a third party, whose shares have not been pledged as Security in respect of any Senior Debt; or

(b)	any entity which is subject to the Latam Cap Event.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"Valuer" means the Calculation Agent, the Substitute Calculation Agent or the independent valuation firm appointed by the Company or a Holder in accordance with Clause 7.2(c)(iii).

"Voting Representative" means, in respect of each Affiliated Holder Group, a single entity which is nominated and authorised by each member of that Affiliated Holder Group to exercise voting rights on behalf of that Affiliated Holder Group and to receive all notices to be delivered to any Holder in that Affiliated Holder Group and which shall be the sole entity recognised to exercise voting rights on behalf of each Holder in that Affiliated Holder Group.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)

any "Subscriber", any "Holder", any "Obligor", any "Share Pledge Agent" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)

a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, (however fundamentally), novated, supplemented, extended or restated from time to time (whether or not the relevant amendment, novation, supplement, extension or restatement was contemplated at the date of this Agreement), and including cases where the amendments concerned involve any extension of the maturity of the Promissory Certificates or any increase in the principal amount of the Promissory Certificates or other document or security;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vi)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and
(viii)	a time of day is a reference to New York time unless otherwise specified.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.
(e)

Unless the context otherwise requires, a reference to a Clause or Schedule is to a Clause of, or Schedule to this Agreement and a reference to a paragraph is to a paragraph of this Agreement or the relevant Schedule.

(f)	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement shall include the Schedules.

1.3	Currency symbols and definitions
(a)	"€", "EUR" and "euro" denote the single currency of the Participating Member States.
(b)	"£", "GBP" and "sterling" denote the lawful currency of the United Kingdom
(c)	"$", "USD", "US Dollars", "Dollars" and "dollars" denote the lawful currency of the US.
1.4	Third party rights
(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement or any Promissory Certificate.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement or any Promissory Certificate at any time.
1.5	Meaning of Outstanding

For the purposes of this Agreement and the Promissory Certificates (but without prejudice to its status for any other purpose), a Promissory Certificate shall be considered to be "outstanding" unless one or more of the following events has occurred:

(a)	it has been redeemed in full, or purchased in accordance with Clause 7 (Redemption), and in either case has been cancelled in accordance with Clause 8 (Cancellation);
(b)	proceedings to enforce a claim for principal and interest in respect of such Promissory Certificate have become barred; or
(c)

for the purposes of the definition of Majority Holders and Clause 34.2 (All Holder matters) only, it is held by, or by any person for the benefit of, the Company, any other member of the Group or any of their Affiliates.

SECTION 2
THE PROMISSORY CERTIFICATES

2.	Authorisation of Promissory Certificates and Guarantee
2.1	Authorisation of the Promissory Certificates
(a)	The Company has authorised the creation and issue of the Promissory Certificates pursuant to this Agreement.
(b)	The Promissory Certificates will be in registered form and in the Authorised Denominations and denominated in an Eligible Currency.
(c)	The Promissory Certificates will be represented by Promissory Certificate Vouchers.
(d)	The Company may from time to time issue Promissory Certificates in Tranches on a continuous basis subject to and in accordance with the terms of this Agreement.
(e)	Repayment of the Promissory Certificates will be secured by the Transaction Security Documents.
(f)	The Promissory Certificates are issued subject to, and with the benefit of, this Agreement and the other Finance Documents.
2.2	Authorisation of the Guarantee

The Guarantor has authorised the giving of its guarantee in relation to the Promissory Certificates.

2.3	Constitution of the Promissory Certificates

On and from the Initial Closing Date, the Company constitutes the Promissory Certificates and covenants in favour of each Holder that it will duly perform and comply with the obligations expressed to be undertaken by it in each Finance Document (and for this purpose any reference in any Finance Document to any obligation or payment under or in respect of the Promissory Certificates shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

2.4	Purpose of the Promissory Certificates

The Company shall apply all amounts advanced to it under the Promissory Certificates towards:

(a)	working capital for the Group, including general corporate purposes and the making of Asset Acquisitions; and
(b)

transaction costs including funding the Debt Service Reserve Account in an amount such that the balance standing to the credit of the Debt Service Reserve Account on the Initial Closing Date is equal to $3,000,000 (or the equivalent in another currency, currency unit or combination thereof), in each case as described in the indicative sources and uses provided for Closing purposes.

3.	Issue and Subscription of the Promissory Certificates
3.1	Undertaking to issue

Each of the Company and the Guarantor undertake to the Original Subscriber that, subject to and in accordance with the terms and conditions of this Agreement, Class A Promissory Certificates in the principal amount and Class as specified opposite the Original Subscriber's name in Part I of Schedule 1 (The Original Parties) will be issued to the Original Subscriber on the Initial Closing Date, in accordance with the provisions of this Agreement.

3.2	Undertaking to subscribe – Original Subscriber

The Original Subscriber undertakes to the Company and the Guarantor that, subject to and in accordance with the terms and conditions of this Agreement, it will subscribe for the Class A Promissory Certificates in the principal amount and Class specified opposite the Original Subscriber's name in Part I of Schedule 1 (The Original Parties) on the Initial Closing Date.

3.3	Issue Requests for Additional Tranches
(a)

Subject to this Clause 3.3 (Issue Requests), the Company may request that Additional Tranches of Promissory Certificates of any Class are created, issued and subscribed for (a "Certificate Issue") by delivery of a notice (an "Issue Request") to the Holders and/or to any Third Party Subscriber substantially in the form set out in Schedule 7 (Form of Issue Request) at least 10 Business Days before the proposed Issue Date (such date being the "Issue Request Date") of the relevant Class of Promissory Certificates (other than in the case of the first issuance of the Promissory Certificates pursuant to this Agreement where 3 Business Days' notice shall be sufficient) specifying:

(i)

the proposed Issue Date of such Class of Promissory Certificates (which must be no earlier than 10 Business Days (or, in the case of the first issuance of the Promissory Certificates pursuant to this Agreement, 3 Business Days) following the date of the Issue Request unless otherwise agreed between the Company and the Holders and/or any Third Party Subscriber(s) (as applicable));

(ii)	the relevant Class;
(iii)	the Cash-Pay Interest and PIK Interest payable;
(iv)	the principal amount and currency (which must be an Eligible Currency) of such Promissory Certificates; and
(v)	the identity of the Subscribers and their respective subscription amounts,

provided that the creation, issue and subscription of any Class B Promissory Certificates shall require the prior written consent of the Class A Holders (such consent not to be unreasonably withheld or delayed), and be on terms satisfactory to the Class A Holders (acting reasonably) (including but not limited to (i) that any Class B Promissory Certificates shall be junior to and rank junior in right and priority to any payments due to any Class A Holders and any payments due in respect of any Class B Promissory Certificates shall be postponed and subordinated to any payments due to Class A Holders, (ii) the Class A Holders shall have a liquidation preference other than in respect of a voluntary prepayment made by the Company in accordance with Clause 7.4 (Redemption at the option of the Company), and (iii) if requested by the Class A Holders (acting in a commercially reasonable manner and in accordance with market practice), any Transaction Security to be granted in favour of the Class B Holders shall be documented in separate second lien security documents and subject to customary subordination terms). For the avoidance of doubt, any payments to Holders shall be in the following order (i) interest, which shall first be paid to the Class A Holders and then to the Class B Holders (ii) repayment of principal, which shall first be paid to the Class A Holders and then to the Class B Holders.

(b)	A separate Issue Request must be delivered for each Class of Promissory Certificates and each Issue Request will be deemed to be a separate request for the purposes of this Clause 3.3.
(c)	Each Issue Request once served shall be irrevocable.
(d)

No consent (other than in respect of the creation, issue and subscription of any Class B Promissory Certificates, which shall require the prior written consent of the Class A Holders (not to be unreasonably withheld or delayed) and be on terms satisfactory to the Class A Holders (acting reasonably)) from Holders is required for the issuance of any Promissory Certificates made in accordance with this Agreement.

(e)

Nothing in this Clause 3.3 nor any other provision of this Agreement (but subject to Clause 3.5 (Undertaking to Subscribe - Additional Subscriptions)) shall oblige any Holder and/or any Third Party Subscriber (as the case may be) to subscribe for any Additional Tranches of Promissory Certificates.

(f)

The issuance of any Additional Tranches of Promissory Certificates after the Initial Closing Date shall only be permitted if the Company has delivered to each Holder a certificate of the Company confirming that on the applicable Issue Request Date and on the proposed Issue Date:

(i)	it is in compliance with the terms of the Senior Debt;
(ii)	no Default is continuing or would result from the proposed Promissory Certificates being issued;
(iii)

(a) the LTV as at the most recent Collection Period End Date (calculated by reference to the most recent Quarterly Financial Statements and Compliance Certificate delivered under this Agreement but on a pro forma basis assuming the proposed Promissory Certificates have been issued in full and taking into account any Promissory Certificates or Senior Debt that has been incurred, issued, borrowed or repaid since the last Collection Period End Date but on or before the proposed Issue Request Date and Issue Date) is not greater than 65 per cent. for the issuance of any Promissory Certificates that will be issued to Class A Holders; (b) Interest Coverage is not less than 1.5x; and (c) Leverage as at any Collection Period End Date shall not exceed 10.1:1;

(iv)	all the representations and warranties in Clause 17 (Representations) are true in all material respects; and
(v)

all such Classes of Promissory Certificates will be made available on the terms of this Agreement (and no other terms may be applicable to such Class of Promissory Certificates, except as relates to fees payable to the relevant Subscriber). For the avoidance of doubt, no Class of Promissory Certificates (including any Additional Tranches issued) shall enjoy the benefit of any more onerous financial covenants or other terms than apply to this Agreement.

3.4	Undertaking to Issue – Additional Subscriptions

Each of the Company and the Guarantor undertake to the Subscriber of any Additional Tranche that, subject to and in accordance with the terms and conditions of this Agreement, Promissory Certificates in the principal amount and Class as specified opposite the Subscriber's name in the relevant Issue Request will be issued to the relevant Subscriber on the relevant Closing Date, in accordance with the provisions of this Agreement.

3.5	Undertaking to Subscribe – Additional Subscriptions
(a)

Each Subscriber undertakes to the Company and the Guarantor that, subject to and in accordance with the terms and conditions of this Agreement, it will subscribe for the relevant Class of Promissory Certificates in the principal amount and Class specified opposite such Subscriber's name in the Issue Request on the relevant Closing Date.

(b)

If a Holder or Third Party Subscriber (as the case may be) (a "Non-Performing Subscriber") has failed to subscribe for a Certificate Issue in accordance with Clause 3.5(a), the Company shall notify the other Holders and Third Party Subscribers (as the case may be) that are not Non-Performing Subscribers (a "Performing Subscriber").

(c)

Any Performing Subscriber may notify the Company that it wishes to subscribe for a Certificate Issue in lieu of the Non-Performing Subscriber and, upon such notice, the Performing Subscriber shall be required to subscribe for a Certificate Issue within two Business Days of such notice and the Non-Performing Subscriber shall have no obligation (or right) to subscribe for such Certificate Issue. If more than one Performing Subscriber notifies the Company that it wishes to subscribe for a Certificate Issue pursuant to the foregoing, such Certificate Issue shall be subscribed for by the Performing Subscriber whose notification was received first by the Company.

(d)

Subject to Clause 3.5(b), if any Performing Subscriber(s) does not notify the Company that it wishes to subscribe for a Certificate Issue in lieu of the Non-Performing Subscriber as set out in Clause 3.5(b), then the Company may issue any unsubscribed Promissory Certificates to any other Third Party Subscriber.

(e)	No issuance of Promissory Certificates shall be made to any Third Party Subscriber, unless that person first enters into a Deed of Adherence and a Secured Party Accession Undertaking.
(f)

The Registrar shall not register a Third Party Subscriber as the Holder of any Promissory Certificates unless such Third Party Subscriber has executed a Deed of Adherence and a Secured Party Accession Undertaking.

(g)

Where a Third Party Subscriber has executed a Deed of Adherence and a Secured Party Accession Undertaking pursuant to Clause 3.5(f) above and such Deed of Adherence and Secured Party Accession Undertaking have each been countersigned by the Registrar and the Share Pledge Agent (respectively), such Third Party Subscriber shall become a Party to this Agreement and be entitled to the benefit of (and subject to the obligations of) the continuing provisions of this Agreement and shall be classified as a Holder from such date.

3.6	Holders' rights and obligations
(a)

The obligations of each Holder under the Finance Documents are several.  Failure by a Holder to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Holder is responsible for the obligations of any other Holder under the Finance Documents.

(b)

The rights of each Holder under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Holder from an Obligor is a separate and independent debt in respect of which a Holder shall be entitled to enforce its rights in accordance with paragraph (c) below.  The rights of each Holder include any debt owing to that Holder under the Finance Documents and, for the avoidance of doubt, the outstanding Principal Amount of any Promissory Certificate held by a Holder or any other amount owed by an Obligor which relates to that Promissory Certificate or that Holder's role under a Finance Document is a debt owing to that Holder by that Obligor.

(c)	A Holder may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.7	Post-Closing Optional Rating
(a)

At any time after the Initial Closing Date, the Company or the Holder (holding at least $75million) may (at their own costs and expense) opt to apply for the Promissory Certificates (including the full Principal Amount and any interest accrued thereon (including any PIK Interest)) to be rated by a ratings agency approved by the Company.

(b)	Any rating obtained by the Company or the Holders in respect of Clause 3.7(a) above may use a legal final up to forty years after the Initial Closing Date.
4.	Security
4.1	Security and guarantees
(a)

Subject to the Original Subscriber complying with its obligations to subscribe for Class A Promissory Certificates pursuant to Clause 3.2 (Undertaking to Subscribe – Original Subscribers), and upon such conditions being satisfied, the Company's obligations in respect of the Promissory Certificates shall be secured by the Transaction Security and guaranteed by the Guarantor in accordance with Clause 16 (Guarantee and Indemnity).

(b)

Subject to becoming a Holder pursuant to Clause 22 (Changes to the Holders) or Clause 3.4 (Undertaking to Subscribe - Additional Subscriptions) of this Agreement, and upon such conditions contained therein being satisfied, the Company's obligations in respect of the Promissory Certificates held by such Holder shall be secured by the Transaction Security and guaranteed by the Guarantor in accordance with Clause 16 (Guarantee and Indemnity).

5.	Closing
5.1	Initial Closing
(a)	The Initial Closing shall occur at such time as agreed between the Parties on the Initial Closing Date.
(b)

The Original Subscriber shall, subject to the terms of the Finance Documents, make its subscription payment for the relevant Class of Promissory Certificates to be subscribed for by it to the Company (or as directed by the Company) no later than noon on the Initial Closing Date.

(c)

At the Initial Closing, the Company will deliver to the Original Subscriber, the Promissory Certificates (in respect of the relevant Class of Promissory Certificates) to be subscribed for by it in the form of a single Promissory Certificate Voucher dated the Initial Closing Date and registered in the Register in the Original Subscriber's name, against payment by it to the Company of its order of the principal amount specified opposite the Original Subscriber's name in Part I of Schedule 1 (The Original Parties).

(d)	If, at the Initial Closing:
(i)	the Company fails to issue a Promissory Certificate to the Original Subscriber in accordance with this Clause 5; or
(ii)

any of the conditions precedent specified in Clause 5.3 (Conditions Precedent to Initial Closing) have not been fulfilled to the Original Subscriber's satisfaction, or waived by the Original Subscriber, the Original Subscriber shall, at its election, be relieved of all further obligations under this Agreement.

(e)	An election by the Original Subscriber under paragraph (d) above shall not operate as a waiver of any rights which the Original Subscriber may have by reason of such failure or such non-fulfilment.
5.2	Subsequent Closings
(a)	Each Closing after the Initial Closing shall occur at such time as agreed between the relevant parties to such subsequent closing on the relevant Closing Date.
(b)

Each Subscriber shall, subject to the terms of the Finance Documents, make its subscription payment for the relevant Class of Promissory Certificates to be subscribed for by it to the Company (or as directed by the Company) no later than noon on the Closing Date.

(c)

At the relevant Closing, the Company will deliver to each relevant Subscriber the Promissory Certificates (in respect of the relevant Class of Promissory Certificates) to be subscribed for by such Subscriber in the form of a single Promissory Certificate Voucher dated the relevant Closing Date and registered in the Register in such Subscriber's name, against payment by such Subscriber to the Company of the principal amount specified in the relevant Issue Request.

(d)	If, at the relevant Closing:
(i)	the Company fails to issue a Promissory Certificate to any Subscriber in accordance with this Clause 5; or
(ii)

any of the conditions precedent specified in Clause 5.4 (Conditions precedent to subsequent Closings) have not been fulfilled to each relevant Subscriber's satisfaction, or waived by each applicable Subscriber, such Subscriber shall, at its election, be relieved of all further obligations under this Agreement.

(e)	An election by a Subscriber under paragraph (d) above shall not operate as a waiver of any rights which such Subscriber may have by reason of such failure or such non-fulfilment.

5.3	Conditions precedent to the Initial Closing
(a)	The Original Subscriber will only be obliged to subscribe for the Promissory Certificates to be issued on the Initial Closing Date if:
(i)

prior to or at the Initial Closing, the Original Subscriber has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to it (or has waived the requirement to receive any such documents or other evidence);

(ii)	on the Initial Closing Date, no Default is continuing or would result from the issue of the Promissory Certificates; and
(iii)	on the Initial Closing Date, the representations to be made by each Obligor pursuant to Clause 17 (Representations) are true in all material respects.
(b)	The Original Subscriber shall notify the Company promptly upon receipt of all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to it.
5.4	Conditions precedent to subsequent Closings
(a)	A relevant Subscriber will only be obliged to subscribe for any Additional Tranches of Promissory Certificates in respect of any Closing after the Initial Closing if:
(i)	on the relevant Closing Date, no Default is continuing or would result from the issue of the Promissory Certificates;
(ii)	on the relevant Closing Date, the representations to be made by each Obligor pursuant to Clause 17 (Representations) are true in all material respects;
(iii)	the Company has delivered to each relevant Subscriber the certificate referred to in paragraph (f) of Clause 3.3 (Issue Requests);
(iv)	the relevant Subscriber (if not already a Holder) has acceded to this Agreement as a Holder in accordance with Clause 3.5 (Undertaking to Subscribe –Additional Subscriptions); and
(v)	each relevant Subscriber has received a valid Issue Request with respect to such Promissory Certificates in accordance with this Agreement.

SECTION 3
REGISTRATION AND TITLE

6.	Register and Title
6.1	Appointment of Registrar

The Company hereby appoints the Registrar to act as registrar in respect of the Promissory Certificates, in accordance with the provisions set forth in this Clause 6 (Register and Title) and Schedule 6 (Regulations Concerning Transfers and Registration of the Promissory Certificate).

6.2	Registration of Promissory Certificates
(a)

The Registrar, or such other third party registrar as appointed by the Company and the Holders, shall maintain, at its registered office, a Register in respect of the Promissory Certificates in accordance with the regulations in Schedule 6 (Regulations Concerning Transfers and Registration of the Promissory Certificates).

(b)	A Promissory Certificate Voucher will be issued to each Holder in respect of its registered holding.
(c)	Each Promissory Certificate Voucher will be numbered serially with an identifying number which will be recorded in the Register by the Registrar.
(d)

When subscribing for or acquiring a Promissory Certificate, a Holder shall advise the Company and the Registrar if it is part of an Affiliated Holder Group and the Company shall record the details of any affiliation and the relevant Voting Representative in the Register.

(e)	The Registrar shall ensure that the Register and any entire counterpart thereof is kept and maintained at all times outside of the United Kingdom.
6.3	Title

The Holder of each Promissory Certificate shall (except as otherwise required by law) be treated as the absolute owner of such Promissory Certificate for all purposes (whether or not it is overdue and regardless of any notice of any previous loss or theft of such Promissory Certificate Voucher) and no person shall be liable for so treating such Holder.

6.4	Registration and delivery of Promissory Certificates

Within ten Business Days of the surrender of a Promissory Certificate Voucher in accordance with Clause 22.1 (Transfer of Promissory Certificates), the Registrar will register the transfer in question and deliver, at the New Holder's expense (except as provided below), a new Promissory Certificate Voucher of a like Principal Amount to the Promissory Certificates transferred to each relevant Holder to the address specified for the purpose by such relevant Holder and, if applicable, a new Promissory Certificate Voucher to the Existing Holder in accordance with paragraph (c) of Clause 22.1 (Transfer of Promissory Certificates).

6.5	Regulations concerning transfers and registration

All transfers of Promissory Certificates and entries on the Register are subject to the detailed regulations concerning the transfer and registration of Promissory Certificates set out in Clause 22 (Changes to Holders), and Schedule 6 (Regulations Concerning Transfers and Registration of the Promissory Certificates).

6.6	Replacement of Promissory Certificates

Promptly following receipt by the Company at its registered office of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Promissory Certificate, and:

(a)	in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it; or
(b)	in the case of mutilation, upon surrender and cancellation of such Promissory Certificate,

the Company shall, at the expense of the Holder, execute and deliver, a replacement Promissory Certificate.

6.7	Resignation of the Registrar
(a)	The Registrar may resign and appoint one of its Affiliates as successor by giving prior written notice to the Holders and the Company.
(b)

Alternatively, the Registrar may resign by giving 30 days' written notice to the Holders and the Company, in which case the Majority Holders may (following consultation with the Company) appoint a successor Registrar ("Successor Registrar").

(c)

If the Majority Holders have not appointed a Successor Registrar in accordance with paragraph (b) above within 20 days after the notice of resignation was given, the retiring Registrar (after consultation with the Company) may appoint a Successor Registrar or may petition any court of competent jurisdiction for the appointment of a successor.

(d)

The retiring Registrar shall make available to the Successor Registrar such documents and records and provide such assistance as the Successor Registrar may reasonably request for the purposes of performing its functions as Registrar under the Finance Documents. The Company shall, within five Business Days of demand, reimburse the retiring Registrar for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Registrar's resignation notice shall only take effect upon:
(i)	the appointment of a Successor Registrar; and
(ii)	the transfer of all the records regarding the Promissory Certificates to such Successor Registrar.

(f)

Upon the appointment of a Successor Registrar, the retiring Registrar shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 6.7 and any other provision which by its terms survives the resignation or removal of the Registrar (and any Registrar fees for the account of the retiring Registrar shall cease to accrue from (and shall be payable on) that date). Any Successor Registrar and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original party.

(g)	The Majority Holders may, by notice to the Registrar, require it to resign in accordance with paragraph (b) above. In this event, the Registrar shall resign in accordance with paragraph (b) above.
6.8	Registrar Indemnity

The Company shall indemnify the Registrar against any loss, liability, cost, claim, action, damages, demand or expense (including, but not limited to, all reasonable costs, charges, properly and reasonably incurred legal or other fees and expenses paid or incurred in disputing or defending any of the foregoing) which it may incur or which may be made against it arising out of or in connection with its appointment or exercise of its functions under this Agreement, except as may result from its willful misconduct, negligence or fraud or that of its directors, officers, employees or controlling persons or any of them.

6.9	Registrar Limitation of Liability

Notwithstanding anything herein contained, the Registrar shall not be liable to any person for any matter or thing done or omitted in any way in connection with this Agreement and the Certificates, save in relation to its own gross negligence, wilful default or fraud or that of its directors, officers, employees or controlling persons or any of them.

SECTION 4
REDEMPTION AND CANCELLATION

7.	Redemption
7.1	Scheduled redemption

Unless previously redeemed, converted or cancelled, the Promissory Certificates will be redeemed at their Principal Amount in accordance with Clause 7.7 (Company Ordinary Quarterly Debt Service) and by no later than the Maturity Date.

7.2	Redemption at the option of Holders due to Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Holder to hold any of the Promissory Certificates or it becomes unlawful for any Affiliate of a Holder for that Holder to do so:

(a)	that Holder shall promptly notify the Company, in writing, upon becoming aware of that event, with reasonable details regarding the nature of such illegality; and
(b)

to the extent that the Holder's Promissory Certificates have not been transferred pursuant to this Agreement (such transfer to be treated as if it were a transfer in accordance with Clause 22.1(d) and as if an Event of Default had occurred that is continuing), the Company shall redeem the Promissory Certificates held by that Holder on the Payment Date occurring after the Holder has notified the Company or, if earlier, the date specified by the Holder in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law) at a price equal to:

(i)

for the period between the Initial Closing Date and on or before the fourth anniversary of the Initial Closing Date, 100 per cent of the Principal Amount of the Holder's Promissory Certificates together with interest accrued to such date; or

(ii)	for any redemption due after the fourth anniversary, the fair market value of the Holder's Promissory Certificates,

and which payment shall be payable within 30 calendar days of the Company being notified of such illegality event or such later date as agreed by the Holder following a fair market valuation being determined.

(c)	For the purposes of Clause 7.2(b)(ii), the fair market value of the Holder's Promissory Certificates shall be calculated as follows:
(i)

the Company shall promptly obtain (and provide upon receipt to the relevant Holders) in a commercially reasonable timeframe an independent valuation of the fair market value of the Holder's Promissory Certificates from Duff & Phelps (or such successor entity thereto) (the "Calculation Agent") whose fees and expenses, if any, shall be shared equally between the Company and the relevant Holder;

(ii)

in the event that the Calculation Agent is unable to undertake such valuation, the Holder and the Company shall jointly select (acting promptly and reasonably) another independent valuation firm (the "Substitute Calculation Agent") to undertake the valuation of the fair market value of the Holder's Promissory Certificates. The Substitute Calculation Agent's fees and expenses, if any, shall be shared equally between the Company and the relevant Holder; or

(iii)

if the Holder and the Company are unable to agree on a Substitute Calculation Agent, the Company and the Holder shall each elect an independent valuation firm, each of whom shall prepare a valuation (and each of the Holder and the Company shall share the respective valuations received by them with the other party), with the average of such valuations being binding on the Company and the Holder. The fees and expenses, if any, of each independent valuation firm shall be paid by the relevant party appointing such independent valuation firm.

(iv)

The parties shall provide all such information as is within their control, and so far as is lawful to do so, as may reasonably be requested by the Valuer in order to enable the Valuer to carry out its determination, and each party shall be permitted to make representations to the Valuer in respect of its determination.

(v)	The Valuer shall act as an expert and not as an arbitrator and shall have regard to such facts and circumstances as it may consider appropriate in order to make its determination.
(vi)	The Valuer shall prepare its own determination of the amount to be determined and shall provide the same to each party within 15 Business Days of its appointment.
(vii)	Except in the case of fraud or material manifest error, the fair market value of the Holder's Promissory Certificates as calculated by the Valuer shall be final and binding on each party.
7.3	Redemption following an exit and sale
(a)

If a Change of Control occurs, the Company shall promptly notify the Holders in writing. For the avoidance of doubt, no Change of Control shall be deemed to have occurred following a merger or acquisition (whether directly or indirectly) of the Guarantor by any company, partnership, affiliate, subsidiary or any other vehicle or corporate entity which is owned or controlled by Landscape Acquisition Holdings, Limited.

(b)

The Company shall within ten Business Days of a Change of Control having occurred other than pursuant to a Permitted Equity Sale or IPO, redeem each Promissory Certificate held by such Holder at a price equal to 100 per cent. of its Principal Amount together with interest accrued to such date and any Prepayment Fee, provided that each Class A Holder shall confirm to the Company, within 10 Business Days of receipt of such notice of a Change of Control provided by the Company in accordance with Clause 7.3(a) above, whether such Holder elects not to have its Promissory Certificates redeemed in accordance with this Clause 7.3(b).

(c)

If at any Collection Period End Date there are in aggregate less than 1000 Property Assets, the Company shall promptly notify the Holders and the Holders may, by not less than 40 Business Days’ notice to the Company, request that all outstanding Promissory Certificates be prepaid whereupon all outstanding Promissory Certificates, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become due and payable on the date specified in such notice. Any such prepayment shall not be subject to the payment of any Prepayment Fee.

7.4	Redemption at the option of the Company
(a)

The Company may redeem the Promissory Certificates (in any Class), in whole or in part only (each, a "Call Settlement Date") at a price equal to 100 per cent. of their Principal Amount together with any Prepayment Fee and accrued and unpaid interest to such date by giving not less than 10 Business Days' notice to the Holders. Notwithstanding the foregoing or any other provision of any Finance Document at any time when an Outstanding Balance in respect of Class A Promissory Certificates is outstanding, the Company may only redeem, repay, prepay or repurchase Class B Promissory Certificates from the proceeds of an issuance of additional equity interests in the Company to the Guarantor.

(b)

Each such notice shall specify the date, the amount of such prepayment and the Class(es), Tranche(s) (if applicable) of Promissory Certificates to be repaid. Each prepayment of a Promissory Certificate shall be applied pro-rata in respect of the relevant Class being prepaid.

(c)

Notwithstanding the forgoing, if the purpose of redemption made pursuant to this Clause 7.4 (Redemption at the option of the Company) is payment of the Principal Payment Amount the Company shall only be required to give the Holders not less than three Business Days' notice of any such payment and redemption.

7.5	Partial redemption
(a)

If any Promissory Certificates (in any Class) are redeemed in part in accordance with Clause 7.4 (Redemption at the option of the Company), each relevant Promissory Certificate (in respect of the relevant Class) shall be redeemed in part in the proportion which the aggregate Principal Amount of the outstanding Promissory Certificates (in respect of the relevant Class) to be redeemed on the relevant Call Settlement Date bears to the aggregate Principal Amount of outstanding Promissory Certificates (in respect of the relevant Class) on such date together with interest accrued to such date and any Prepayment Fee.

(b)

Notwithstanding the forgoing, if the purpose of redemption made pursuant to this Clause 7.5 (Partial redemption) is payment of the Principal Payment Amount, no Prepayment Fee shall be due or payable in relation to the first five such redemptions made by the Company from the Initial Closing Date. Any such redemption made after the fifth redemption made in respect of the Principal Payment Amount shall attract a Prepayment Fee.

(c)

On a partial redemption of any Promissory Certificates (in any Class), the Registrar will note on the Register a memorandum of the amount and date of any redemption in part in respect of each relevant Promissory Certificate (in respect of the relevant Class).

7.6	Redemption due to indemnification claims
(a)

If any Holder claims indemnification from the Company under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased Costs), the Company may, whilst the circumstances giving rise to the requirement for that indemnification continues, give that Holder notice of redemption of the Promissory Certificates held by such Holder.

(b)

On the Payment Date occurring after the Company has given notice of redemption under paragraph (a) above, the Company shall redeem the Promissory Certificates held by that Holder at a price equal to 100 per cent. of their Principal Amount together with interest accrued to such date. Any such redemption shall not be subject to any Prepayment Fee.

7.7	Company Ordinary Quarterly Debt Service

The Company shall pay directly to each Holder, as applicable, by wire transfer to such account as designated by a Holder, the following amounts in respect of the relevant Payment Date as follows:

(a)

Cash-pay Interest for any Tranche due and payable in respect of such Payment Date, with such amounts to be applied to the Promissory Certificates of each Holder in the relevant Class on a pro rata and pari passu basis; and

(b)

if applicable, principal repayments, if any (including but not limited to a payment of the Principal Payment Amount), with such amounts to be applied to the Promissory Certificates of each Holder in the relevant Class on a pro rata and pari passu basis, provided that nothing set forth in this Agreement shall prohibit the Company from making a principal repayment in accordance with Clause 20.17 (Class A Target Scheduled Amortization) in respect of the Class A Holders.

7.8	No other redemption

The Company shall not be entitled to redeem the Promissory Certificates otherwise than in accordance with this Clause 7 (Redemption).

7.9	Redemption amount

Any redemption under this Agreement shall be made together with accrued interest on the amount redeemed and, subject to any Prepayment Fee due and payable, without premium or penalty.

7.10	Application of Redemption Amounts

Any amounts to be applied in redemption of Promissory Certificates (other than a redemption under Clause 7.2 (Redemption at the option of Holders due to Illegality) and Clause 7.6 (Redemption due to indemnification claims)) shall be applied across all Promissory Certificates on a pro rata basis, and pro rata to each Holder's holding of such Promissory Certificates.

8.	Cancellation

Any Promissory Certificate which is redeemed or any Promissory Certificate which is purchased and surrendered for cancellation by the Company or any of its Affiliates shall be cancelled and may not be reissued or resold.

SECTION 5
INTEREST

9.	Interest
9.1	Calculation of interest

The rate of interest applicable to the relevant Class of Promissory Certificates for each Interest Period is the percentage rate per annum which is the aggregate of the applicable Cash-pay Interest and the PIK Interest (as applicable in respect of the relevant Class) as noted in Schedule 1 and as notified to the Holders pursuant to Clause 9.5 (Notification of rates of interest).

9.2	Interest accrual
(a)

Subject to Clause 27.3 (Business Days), the Company shall pay accrued Cash-pay Interest on the Promissory Certificates on the Outstanding Balance in cash (except to the extent provided for in Clause 9.3 (Payment of interest – PIK) below) on each Payment Date.

(b)

Each Promissory Certificate will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal (for avoidance of doubt, including any PIK Interest that has been capitalised under Clause 9.3) is improperly withheld or refused or otherwise not made in full, in which case it will continue to bear interest in accordance with this Clause 9.2 (both before and after judgment) until the day on which all sums due in respect of such Promissory Certificate up to that day are received by or on behalf of the relevant Holder.

9.3	Payment of interest – PIK

Any interest accruing under a Promissory Certificate on the Outstanding Balance in respect of the PIK Interest shall be compounded with that Promissory Certificate on each Payment Date and any interest capitalised pursuant to this Clause 9.3 shall (immediately after being compounded) be treated as part of the aggregate principal amount of that Promissory Certificate for the purposes of all the provisions of this Agreement and the other Finance Documents and, for the avoidance of doubt, shall be payable in accordance with Clause 7 (Redemption).

9.4	Default Interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on each Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2 per cent. per annum higher than the rate of interest then applicable to the Promissory Certificates. Any interest accruing under this Clause 9.4 to a Holder shall be immediately payable by the relevant Obligor on demand by the relevant Holder.

(b)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5	Notification of rates of interest
(a)

The Company shall send a notice to the Registrar and the Holders setting out the determination of a rate of interest under this Agreement (such rate of interest as set forth in Schedule 1) 5 Business Days prior to the relevant Payment Date and which notice will set out the interest due to be paid for the relevant Interest Period.

(b)	The Registrar shall be responsible for and shall keep the contents of Schedule 1 updated and will provide a copy of the updated Schedule 1 to the Holders on each Quarter Date.
10.	Interest Periods

In relation to the Promissory Certificates, an Interest Period is each period beginning on (and including) the Initial Closing Date or any Payment Date and ending on (but excluding) the next Payment Date.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

11.	Tax Gross Up and Indemnities
11.1	Definitions
(a)	In this Agreement:

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Holder or required to be withheld or deducted from a payment to a Holder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Holder being organized under the laws of, or having its principal office or, in the case of any Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder with respect to an applicable interest in a Promissory Certificate pursuant to a law in effect on the date on which (i) such Holder acquires such interest in the Promissory Certificate or (ii) such Holder changes its lending office, except in each case to the extent that, pursuant to this Clause 11, amounts with respect to such Taxes were payable either to such Holder's assignor immediately before such Holder became a party hereto or to such Holder immediately before it changed its lending office, (c) Taxes attributable to such Holder’s failure to comply with Clause 11.2(e) and (d) any withholding Taxes imposed under FATCA.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Finance Document.

“Other Connection Taxes” means, with respect to any Holder, Taxes imposed as a result of a present or former connection between such Holder and the jurisdiction imposing such Tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Promissory Certificate or Finance Document).

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

(b)	Unless a contrary indication appears, in this Clause 11 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

If a Tax Deduction is required by law to be made by an Obligor or applicable withholding agent under any Finance Document and the Tax is an Indemnified Tax, the amount of the payment due from the relevant Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction of an Indemnified Tax had been required.

(c)

If an Obligor or applicable withholding agent is required to make a Tax Deduction, that Obligor or applicable withholding agent shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

As soon as practicable after making a Tax Deduction or any payment required in connection with that Tax Deduction, the Company (or applicable withholding agent) shall deliver to the Holder entitled to the payment evidence reasonably satisfactory to that Holder that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(e)
(i)

Any Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Clause) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

(ii)	Without limiting the generality of the foregoing,
(A)

any Holder that is a U.S. person as defined in Section 7701(a)(30) of the Code (a "U.S. Person") shall deliver to the Company on or about the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), copies of an executed IRS Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding tax;

(B)

any Holder that is not a U.S. Person (a "Foreign Lender") shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, copies of an executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	copies of an executed IRS Form W-8ECI;
(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of an executed IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4)

to the extent a Foreign Lender is not the beneficial owner, copies of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), copies of an executed version of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made; and

(D)

each Holder shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.

11.3	Tax indemnity
(a)

The Company shall (within ten Business Days of written demand by a Holder) pay to that Holder an amount equal to any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause 11.3(a)) payable or paid by such Holder or required to be withheld or deducted from a payment to such Holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority.

(b)

A Holder making, or intending to make a claim under paragraph (a) above shall promptly notify the Company of the event which will give, or has given, rise to the claim.  A certificate as to the amount of such payment or liability delivered to the Company by a Holder shall be conclusive absent manifest error.

(c)	A Holder shall, on receiving a payment from the Company under this Clause 11.3, notify the other Holders.
11.4	Treatment of Certain Refunds.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Clause 11 (including by the payment of additional amounts pursuant to this Clause), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Clause with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

11.5	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Holder against any cost, loss or liability that Holder incurs in relation to all stamp duty, registration, court or documentary, intangible, recording, filing and other similar Taxes payable that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

12.	Increased Costs
12.1	Increased Costs
(a)

Subject to Clause 12.3 (Exceptions) the Company shall, within five Business Days of a demand by a Holder, pay for the account of that Holder the amount of any Increased Costs incurred by that Holder or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:
(i)	a reduction in the rate of return from the Promissory Certificates or on a Holder's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Holder or any of its Affiliates to the extent that it is attributable to that Holder holding the Promissory Certificates or performing its obligations under any Finance Document.

12.2	Increased cost claims
(a)	A Holder intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Company of the event giving rise to the claim.
(b)	Each Holder shall, as soon as practicable after a demand by the Company, provide a certificate confirming the amount of its Increased Costs.
12.3	Exceptions
(a)	Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	an Indemnified Tax or an Excluded Tax; or
(iii)	attributable to the wilful breach by the relevant Holder or its Affiliates of any law or regulation.
(b)	In this Clause 12.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 11.1 (Definitions).

13.	Other Indemnities
13.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Holder to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
13.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within 10 Business Days of demand, indemnify each Holder and (if applicable) each Subscriber against any cost, loss or liability incurred by that Holder or (as applicable) that Subscriber as a result of:

(a)	the occurrence of any Event of Default;
(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 25 (Sharing among the Holders);

(c)

funding, or making arrangements to fund, its subscription for the Promissory Certificates but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Holder alone); or

(d)	the Promissory Certificates (or part of the Promissory Certificates) not being redeemed in accordance with a notice of redemption given by the Company.

13.3	Indemnity to the Subscribers and the Holders

The Company shall, within 10 Business Days of demand, indemnify each Holder and each Subscriber against any cost, loss or liability incurred by any Holder and/or any Subscriber (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
13.4	Exclusions

Clause 13 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.	Mitigation by the Holders
14.1	Mitigation
(a)

Each Holder shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to Clause 7.2 (Redemption at the option of Holders due to Illegality), Clause 11 (Tax Gross Up and Indemnities) or Clause 12 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Promissory Certificates and Finance Documents to another Affiliate or Specified Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
14.2	Limitation of liability
(a)

The Company shall, within 10 Business Days of demand, indemnify each Holder for all costs and expenses reasonably incurred by that Holder as a result of steps taken by it under Clause  14.1 (Mitigation).

(b)	A Holder is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Holder (acting reasonably), to do so might be prejudicial to it.

15.	Costs and Expenses
15.1	Transaction expenses

The Company shall, within 10 Business Days of demand, pay the Holders and the Subscribers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, registration and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
15.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 27.5 (Change of currency),

the Company shall, within ten Business Days of demand, reimburse each Holder for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Company shall, within ten Business Days of demand, pay to each Holder the amount of all costs and expenses (including legal fees) actually and reasonably incurred by that Holder in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE

16.	Guarantee and Indemnity
16.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Holder punctual performance by the Company of all the Company's obligations under the Finance Documents;
(b)

undertakes with each Holder that whenever the Company does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Holder that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Holder immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Holder in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of the Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause  16 (without limitation and whether or not known to it or any Holder) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of the maturity of the Promissory Certificates or any increase in the principal amount of the Promissory Certificates or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
16.5	Guarantor Intent

Without prejudice to the generality of Clause 16.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents (for avoidance of doubt, including any PIK Interest that has been capitalised under Clause 9.3 (Payment of interest - PIK)) and/or any increase in the Principal Amount of the Promissory Certificates for the purposes of or in connection with any of the following: business acquisitions of any nature, increasing working capital; enabling investor distributions to be made; carry out restructurings; refinancing the existing Promissory Certificates; refinancing any other indebtedness; any other variation or extension of the purposes for which the Promissory Certificates might be used from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

16.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Holder (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Holder (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Holder (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 16.
16.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Holders otherwise direct, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(a)	to be indemnified by the Company;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Holders under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Holder;

(d)

to bring legal or other proceedings for an order requiring the Company to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Company; and/or
(f)	to claim or prove as a creditor of the Company in competition with any Holder.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Holders by the Company under or in connection with the Finance Documents to be repaid in full on trust for the Holders and shall promptly pay or transfer the same as the Holders may direct for application in accordance with Clause 27 (Payment Mechanics).

16.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Holder.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations

Each Obligor (severally and not jointly) makes the representations and warranties set out in this Clause 17 to the Original Subscriber and to each Subscriber and Holder (as and when applicable).

17.1	Status
(a)	It is a limited liability company, duly formed and validly existing under the law of its jurisdiction of formation.
(b)

It has the power to own its assets and carry on its business as it is being conducted and is duly qualified under the laws of each jurisdiction where the conduct of its business requires or the performance of its obligations under the Promissory Certificates requires.

17.2	Binding obligations

Save as contemplated by the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party has been duly authorised, executed and delivered by it and are legal, valid, binding and enforceable obligations and each Transaction Security Document to which it is a party creates the security interests which it purports to create and those security interests are valid and effective.

17.3	Non-conflict with other obligations

The entry into and performance by each Obligor and the Security Provider, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to either Obligor, the Security Provider or AP GP Holdings, LLC;
(b)	the Constitutional Documents of either Obligor or AP GP Holdings, LLC or the Security Provider or those of any other member of the Group; or
(c)

any material agreement or material instrument binding upon either Obligor or AP GP Holdings, LLC or any other member of the Group or the Security Provider or any of the Obligors' or any other member of the Group's or the Security Provider's assets or constitute a default or termination event (however described) under any such agreement or instrument.

17.4	Power and authority

Each Obligor and the Security Provider has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of formation,

have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement
(a)	The choice of governing law of the Finance Documents will be recognised and enforced in each Obligor’s and the Security Provider’s jurisdiction of formation.
(b)

Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in each Obligor’s and the Security Provider’s jurisdiction of formation, any jurisdiction where any Obligor or the Security Provider conducts its business and any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by any Obligor or the Security Provider is situated.

17.7	Insolvency
(a)

No corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 21.7 (Insolvency proceedings) has been taken or, to the knowledge of an Obligor, threatened in relation to an Obligor or the Security Provider; and none of the circumstances described in Clause 21.6 (Insolvency) applies to an Obligor or the Security Provider.

(b)	Each Obligor and the Security Provider, on a consolidated basis with the members of the Group, is Solvent.
17.8	No filing or stamp taxes

Under the laws of any relevant jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No default
(a)

No Event of Default and, on the date of this Agreement and each Closing Date, no Default, is continuing or might reasonably be expected to result from the issue of the Promissory Certificates or the entry into, the performance of, or any transaction contemplated by any Finance Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the forgoing, would constitute) a default under any other agreement or instrument which is binding on either Obligor or the Security Provider or to which either Obligor’s or the Security Provider’s assets are subject which has a Material Adverse Effect.

17.10	Financial statements
(a)

Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Original Subscriber in writing to the contrary before the date of this Agreement.

(b)

Its Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant Financial Year and its results of operations during the relevant Financial Year (consolidated) unless expressly disclosed to the Original Subscriber in writing to the contrary before the date of this Agreement.

(c)

Its most recent financial statements delivered pursuant to Clause 18 (Information Undertakings) have been prepared in accordance with the Accounting Principles consistently applied (and as applied to the Original Financial Statements) and give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the Collection Period to which they relate.

(d)

The most recent Company In-Place Quarterly Rent Tape delivered as a condition precedent to the Initial Closing Date or attached to the most recent Compliance Certificate is true, complete and accurate in all material respects and was reviewed and approved by a senior officer of the Guarantor and no event or circumstance has arisen and no information has been intentionally omitted from the Company In-Place Quarterly Rent Tape and no information has been given or withheld that results in the information contained in the Company In-Place Quarterly Rent Tape being untrue and misleading in any material way, and the information in the Company In-Place Quarterly Rent Tape accurately represents the Annualised In-Place Ground Rents and the Monthly Recurring Revenue (in each case, calculated in all respects in a manner consistent with this Agreement and, in the case of each Company In-Place Quarterly Rent Tape attached to a Compliance Certificate, consistent in all respects with the basis on which the Company In-Place Quarterly Rent Tape provided as a condition precedent to the Initial Closing Date was prepared) for the relevant month with respect to the underlying Property Assets and Contracts to which such Monthly Recurring Revenue and Annualised In-Place Ground Rents shown in the Company In-Place Quarterly Rent Tape relate.

17.11	No misleading information

Save as disclosed in writing to the Original Subscriber prior to the date of this Agreement:

(a)

any factual information prepared by the Company or the Guarantor contained in the Data Room (taken as a whole) was true, complete and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given, provided that no such representation is made with respect to projections or forecasts and similar information;

(b)

any financial projection or forecast contained in the Data Room has been prepared on the basis of recent historical information and on the basis of assumptions the Company believes were reasonable (as at the date of the relevant report or document containing the projection or forecast) and arrived at after reasonable consideration;

(c)

all material information provided to a Subscriber or a Holder or its advisers by or on behalf of the Company in connection with the Group or the Security Provider on or before the date of this Agreement and not superseded before that date by other information so provided to that Subscriber or Holder or its advisers, as the case may be (taken as a whole), is true, complete and accurate in all material respects as at the date it was provided (or, if such information is dated as of an earlier date, then as of such earlier date) and is not misleading in any material respect and (as at the date such information is expressed to be given) were prepared in good faith based on assumptions that the Guarantor believed were reasonable);

(d)

all written information provided electronically by any Obligor or the Security Provider (including, to the best of their knowledge and belief, their advisers) to a Subscriber or a Holder was true, complete and accurate in all material respects as at the date it was provided (or, if such information is dated or expressed to be made as of an earlier date, then as of such earlier date) and is not misleading in any respect, provided that no such representation is made with respect to projections or forecasts and similar information except as expressly set out in paragraph (b) above;

17.12	Asset Tape, and Company In-Place Quarterly Rent Tape
(a)

There have been no amendments to, or any termination of, any of the material terms and conditions of the contracts taken as a whole comprising the Asset Tape analysed in the Cadwalader, Wickersham & Taft LLP diligence memorandum dated October 20, 2017 (the "CWT Asset Tape").

(b)

The same procedures and policies used, and the same degree of skill and care exercised, by the Company in acquiring assets for the CWT Asset Tape have been used by the Company in acquiring new assets for the Asset Tape since the date of the CWT Asset Tape.

(c)

The information in the Asset Tape and in the Company In-Place Quarterly Rent Tape most recently delivered under this Agreement is true, complete and accurate in all material respects as at the relevant date to which the Asset Tape and such Company In-Place Quarterly Rent Tape, as the case may be, were prepared and have been reviewed and approved by a senior officer of the Company.

(d)

No event or circumstance has arisen and no information has been intentionally omitted from the Asset Tape or Company In-Place Quarterly Rent Tape and no information has been given or withheld that results in the information contained in the Asset Tape or Company In-Place Quarterly Rent Tape being untrue or misleading in any material way.

(e)

The information in the Asset Tape or Company In-Place Quarterly Rent Tape (as applicable) accurately represents the Annualised In-Place Ground Rents and the Monthly Recurring Revenue (in each case, calculated in all respects in a manner consistent with this Agreement and, in the case of each Company In-Place Quarterly Rent Tape, consistent in all respects with the basis on which the Asset Tape was prepared) for the relevant month with respect to the underlying Property Assets and Contracts to which such Monthly Recurring Revenue and Annualised In-Place Ground Rents shown in the Asset Tape or Company In-Place Quarterly Rent Tape relate.

17.13	Taxation
(a)

Neither it nor the Security Provider is materially overdue in the filing of any material Tax returns and neither it, nor the Security Provider is overdue in the payment of any material amount in respect of material Tax.

(b)	To the knowledge of the Obligors, no claims or investigations are being made or conducted against it or the Security Provider with respect to material Taxes.
(c)	Each Obligor and the Security Provider is resident for Tax purposes only in its jurisdiction of incorporation as at the date of this Agreement.

17.14	Ranking
(a)

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(b)

The Transaction Security has or will create the Security which it is expressed to create and shall have the ranking in priority which it is expressed to have in the Transaction Security Documents and is not subject to any prior ranking or pari passu ranking Security.

17.15	No proceedings
(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, will have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries or the Security Provider, which has not been disclosed to the Original Subscriber in writing to the contrary before the date of this Agreement.

(b)

No judgment or order of a court, arbitral body or agency which will have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any of its Subsidiaries or the Security Provider, which has not been disclosed to the Original Subscriber in writing to the contrary before the date of this Agreement.

17.16	Security and Financial Indebtedness
(a)	No Security exists over all or any of the present or future assets of an Obligor other than as permitted by this Agreement.
(b)	The Company has no Financial Indebtedness outstanding other than as permitted by this Agreement.
17.17	Holding Companies

The Company has not traded or incurred any liabilities or commitments (actual or contingent, present or future) other than as permitted by this Agreement.

17.18	Shares

The shares of the Guarantor which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of the Guarantor do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. In respect of the shares of the Guarantor which are subject to the Transaction Security, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Guarantor (including any option or right of pre-emption or conversion).

17.19	Group Structure Chart
(a)

For the purposes of the representations given on the date of this Agreement, the date of the initial Issue Request and the Initial Closing Date, the Group Structure Chart is true, complete and accurate in all material respects as at the date of this Agreement and as at the Initial Closing Date.

(b)	For the purposes of other representations, the Group Structure Chart is true, complete and accurate in all material respects in relation to the members of the Group.
17.20	Ownership of assets

Each Obligor and each other member of the Group has a good, valid and marketable title to, or valid leases or licences of, or other interests in, and all appropriate Authorisations to use, the Property Assets owned by it or the relevant member of the Group (as applicable) and any other assets necessary to carry on its business as presently conducted.

17.21	No breach of laws

It has not (and no member of the Group or the Security Provider has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

17.22	Private Offering by the Company
(a)

Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or subscription of the Promissory Certificates to the registration requirements of the Securities Act or to the registration, filing or qualification requirements of any securities or blue sky laws of any applicable jurisdiction.

(b)

Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would require the Company to publish a prospectus pursuant to Article 3 of the Prospectus Directive in respect of the issuance or sale of the Promissory Certificates.

17.23	Sanctions
(a)

No Obligor or any of its respective Subsidiaries or the Security Provider, any of its or their respective directors or officers or, to the Obligors' best knowledge (after due and careful inquiry), any of such Obligor's, its Subsidiaries' and the Security Provider's employees, affiliates, agents or representatives:

(i)	is a Restricted Party;
(ii)	has been engaged in any transaction, activity or conduct that could reasonably be expected to result in its being designated as a Restricted Party;
(iii)	is currently engaging in any transaction, activity or conduct that could result in a violation of applicable Sanctions;
(iv)	has received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Sanctions; and/or

(v)	is acting on behalf of or at the direction of any Restricted Party in connection with the Promissory Certificates.
(b)	The issuance of the Promissory Certificates will not result in a violation of any Sanctions.
17.24	Anti-corruption law

Each member of the Group and the Security Provider has conducted, its businesses in compliance with applicable anticorruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

17.25	Times when representations made
(a)	All the representations and warranties in this Clause 17 are made by each Obligor (where applicable) on the date of this Agreement and on each Closing Date, except that:
(i)

the representations and warranties set out in Clause 17.11 (No misleading information) which are deemed to be made by each Obligor (where applicable) with respect to the Data Room on the date of this Agreement; and

(ii)

the representations and warranties set out in Clause 17.12 (Asset Tape, Company In-Place Quarterly Rent Tape, Ownership Documents and Contracts) and 17.20 (Ownership of assets) are deemed to be made by each Obligor on the date of this Agreement, on each Closing Date, and on the date that the Asset Tape and each Company In-Place Quarterly Rent Tape is delivered in accordance with this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor (as applicable) on the date of each Issue Request, on each other Closing Date and on each Payment Date.
(c)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made. Each representation or warranty relating to information to be delivered or provided by any Obligor on any day shall be deemed to be expressed as of the date on which such information was delivered or provided, or if such information is expressed as of an earlier date, then such earlier date.

18.	Information Undertakings

The undertakings in this Clause 18  are for the benefit of the Holders and shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

18.1	Financial statements

The Company shall procure that the Guarantor will supply to each Holder:

(a)

within 150 days after the end of each of its Financial Years the audited financial statements (consolidated if applicable) of the Guarantor for that Financial Year (the "Annual Financial Statements"); and

(b)	within 45 days after the end of each Quarterly Period, the Guarantor's unaudited consolidated financial statements for the relevant Quarterly Period (the "Quarterly Financial Statements").
18.2	Compliance Certificate
(a)	The Company shall supply to each Holder a Compliance Certificate with each set of Annual Financial Statements and Quarterly Financial Statements provided by the Guarantor to the Holders.
(b)

The Compliance Certificate shall, amongst other things, set out (in reasonable detail) (i) computations as to compliance with Clause 19 (Financial covenants) and Clause 20.18 (Senior Debt Issuance), (ii) the amount standing to the credit of the Debt Service Reserve Account as at the relevant Collection Period End Date, (iii) attach the most recent Company In-Place Quarterly Rent Tape, and (iv) confirm whether or not a Latam Cap Event has occurred.

(c)	Each Compliance Certificate shall be signed by one of the senior officers of the Company.
18.3	Requirements as to financial statements

The Company shall procure that each set of financial statements delivered by the Guarantor pursuant to Clause 18.1 (Financial statements) shall:

(i)	include a balance sheet, profit and loss account and cashflow statement, and shall (in the case of the Annual Financial Statements) be audited;
(ii)

be certified by a senior officer of the Guarantor as giving a true and fair view of (in the case of Annual Financial Statements), or fairly representing (in other cases), its consolidated financial condition and operations as at the date as at which those financial statements were drawn up;

(iii)

be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Guarantor notifies the Holders that there has been a change in the Accounting Principles or the accounting practices and the Guarantor's auditors (or, if appropriate, the auditors of the Obligor) deliver to the Holders:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Original Financial Statements were prepared; and

(B)

sufficient information, in form and substance as may be reasonably required by any Holder, to enable the Holders to determine whether Clause 19 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Requirements as to Company In-Place Quarterly Rent Tape

Each Compliance Certificate delivered by the Company pursuant to Clause 18.2 (Compliance Certificate) shall include a confirmation that the most recent Company In-Place Quarterly Rent Tape attached to the Compliance Certificate is true, complete and accurate in all material respects and has been reviewed and approved by a senior officer of the Guarantor.

18.5	Information: miscellaneous

The Company shall supply or procure that the Guarantor will supply to each Holder:

(a)

as soon as reasonably practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group or the Security Provider, and which might, if adversely determined, have a Material Adverse Effect;

(b)

as soon as reasonably practicable upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Obligor and have a Material Adverse Effect; and

(c)

promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the Company In-Place Quarterly Rent Tape, financial statements, budgets or other material provided by any Obligor under this Agreement and any changes to the senior management of the Group) as any Holder may reasonably request.

18.6	Notification of default
(a)

Each Obligor shall notify the Holders of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a reasonable request by any Holder, the Company shall supply to the Holders a certificate signed by one of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.7	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Holder of any of its rights and/or obligations under this Agreement to a party that is not a Holder prior to such assignment or transfer,

obliges any Holder (or, in the case of paragraph (c) above, any prospective new Subscriber or Holder) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Subscriber or Holder supply, or procure the supply of, such documentation and other evidence as is reasonably requested by any Subscriber or Holder (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Holder or Subscriber) in order for such Subscriber or Holder or, in the case of the event described in paragraph (iii) above, any prospective new Holder or Subscriber to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	Financial Covenants
19.1	Financial condition

The Guarantor shall ensure that:

(a)	Interest Coverage: Interest Coverage as at any Collection Period End Date shall not be less than 1.5:1.
(b)	Leverage: Leverage as at any Collection Period End Date shall not exceed 12.1:1.
19.2	Financial testing
(a)

The financial covenants set out in Clause 19.1 (Financial condition) shall be measured at the Guarantor and calculated in accordance with the Accounting Principles (as applied to the Original Financial Statements) and tested by reference to the Company In-Place Quarterly Rent Tape and each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

(b)

For the avoidance of doubt, the Guarantor's compliance with each of the covenants in Clause 19.1 (Financial condition) with respect to a Collection Period End Date shall be determined as at the earlier of (such date, the "Relevant Date") (i) the date on which the relevant financial statements and Compliance Certificate are delivered in accordance with this Agreement, with respect to that

Collection Period and (ii) the due date for delivery of such relevant financial statements and Compliance Certificate in accordance with the terms of this Agreement (and for the avoidance of doubt no Default or Event of Default can arise in connection with a breach of Clause 19.1 (Financial condition) until the Relevant Date has occurred and, furthermore, in the case of the circumstances described in paragraph (b)(ii) where the relevant financial statements and Compliance Certificate have not been delivered by the last date on which they are due, notwithstanding anything to the contrary in this Agreement an immediate Event of Default shall occur and be continuing).

20.	General Undertakings

The undertakings in this Clause 20 are for the benefit of the Holders and shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

20.1	Authorisations
(a)	Each Obligor shall as soon as reasonably practicable:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)	supply certified copies to the Holders of,

any Authorisation required under any law or regulation of its jurisdiction of formation to enable it to perform its obligations under the Finance Documents, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of formation of any Finance Document and to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect its legal existence.
20.2	Taxation

Each Obligor shall (and the Obligors shall ensure that each other member of the Group and the Security Provider will) pay and discharge all material Taxes imposed upon it within the time period allowed without incurring penalties unless and only to the extent that (a) such payment is being contested in good faith, and (b) adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered under this Agreement.

20.3	Compliance with laws

Each Obligor (and the Obligors shall ensure that each other member of the Group and the Security Provider will) shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.4	Ordinary Course Lease Disposals
(a)

As long as no Default under Clause 19.1 (Financial condition) has occurred and is continuing or would occur as a result of an ordinary course lease disposal (a "Disposal") taken as a whole as at the next Collection Period End Date, no other restrictions shall apply for any Disposal.

(b)

Notwithstanding Clause 20.4(a) above, in respect of a single Disposal that is comprised of In-Place Ground Rents that exceeds more than 5 per cent. of the Annualised In-Place Ground Rents as of the last Collection Period End Date, the Company shall, within five Business Days after such Disposal, confirm to the Holders whether such Disposal would cause an Obligor to no longer be in compliance with its obligations under Clause 19.1 (Financial condition) as at the next Collection Period End Date (taking into account any additional Monthly Recurring Revenue since the last Compliance Certificate was delivered). If as a result of the Disposal, an Obligor would no longer be in compliance with its obligations under Clause 19.1 (Financial condition), the Obligors shall not be permitted to make any Distributions until such time as the non-compliance is no longer continuing.

20.5	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Holder against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.6	Change of business

The Guarantor shall procure that no substantial change is made to the general nature of the business of the Company or the Group or the Security Provider (which, for the avoidance of doubt, in relation to the Company shall include any of the matters or business set forth in Clause 2.4 (Purpose of the Promissory Certificates) in this Agreement) from that carried on and as may be contemplated at the date of this Agreement.

20.7	Debt Service Reserve Account
(a)	The Company hereby agrees that:
(i)	it will not withdraw any amounts credited to the Debt Service Reserve Account except for the purposes of:
(A)	funding the payment of Cash- pay Interest under this Agreement; and
(B)	the payment of any Principal Amount of Promissory Certificate(s) due to be repaid on the Redemption Date or the Maturity Date or following an Event of Default; and
(ii)

prior to making any withdrawal for the purposes set out in paragraph (a) above, the Company shall provide a certificate to the Holders confirming the amount of such withdrawal and reasonable details of the purpose of such withdrawal;

(iii)

it will ensure that the balance standing to the credit of the Debt Service Reserve Account is the greater or equal to the Minimum Required Balance (and, to the extent the balance at any time falls below the Minimum Required Balance as a result of any withdrawal made under paragraph (a) above, it will ensure that cash proceeds are paid into the Debt Service Reserve Account on or before the next Payment Date after the relevant withdrawal was made, in order that the Minimum Required Balance is maintained); and

(iv)	any funding of the Debt Service Reserve Account may only come from the issuance of shares in the Company to the Guarantor, or additional Promissory Certificates.
(b)	At any time, the Company may withdraw amounts standing to the credit of the Debt Service Reserve Account that are in excess of the Minimum Required Balance.
20.8	Dividends and share redemption
(a)	Except as permitted under paragraph (b) below, no Obligor shall and the Obligors shall ensure that no other member of the Group shall:
(i)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;
(iii)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

each, a "Distribution".

(b)	Paragraph (a) above shall not apply to any Permitted Distribution.
20.9	Financial Indebtedness and Treasury Transactions and granting Security in respect of the Debt Service Reserve Account
(a)	The Company shall not:
(i)	incur or allow to remain outstanding any Financial Indebtedness or enter into any Treasury Transaction except for Permitted Financial Indebtedness; or
(ii)	create or permit to subsist any Security over the Debt Service Reserve Account.
(b)	Paragraph (a)(ii) shall not apply to:
(i)

any lien arising by the operation of law and in the ordinary course of trading and not as a result of any default or omission by the Company (including liens for taxes not yet due or being contested in good faith); or

(ii)	any netting or set-off arrangement entered into by the Company in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances of the Company.
20.10	Share Pledge
(a)	The Guarantor shall procure that:
(i)	any share capital of the Guarantor owned by the Security Provider is subject to the Transaction Security at all times; and
(ii)	not less than 83 per cent. of the share capital of the Guarantor is subject to the Transaction Security at all times,

except to the extent of any shares issued pursuant to an IPO that is permitted under this Agreement and does not cause a Change of Control.

20.11	Arm's length basis

No member of the Group shall enter into any transaction with any person except on arm's length terms and for not less than a fair value (or a value more favourable than a fair value to the relevant member of the Group), except for intra-Group loans that are permitted under this Agreement, for group services or administrative agreements and Permitted Distributions.

20.12	Sanctions

No Obligor shall (and the Guarantor shall ensure that no member of the Group or the Security Provider will):

(a)

contribute or otherwise make available all or any part of the proceeds of the Promissory Certificates, directly or indirectly, to, or for the benefit of, any individual or entity (whether or not related to any member of the Group or the Security Provider) for the purpose of financing the activities or business of, other transactions with, or investments in, any Restricted Party;

(b)	directly or indirectly fund all or part of any redemption of any Promissory Certificates out of proceeds derived from any transaction with or action involving a Restricted Party;
(c)	engage in any transaction, activity or conduct that would violate Sanctions applicable to it; or
(d)

engage in any transaction, activity or conduct that would cause any Subscriber or Holder to be in breach of any Sanctions or that could reasonably be expected to result in it or any other member of the Group or the Security Provider or any Holder or Subscriber being designated as a Restricted Party.

20.13	Anti-Corruption Law
(a)

No Obligor shall (and the Guarantor shall ensure that no member of the Group or the Security Provider will) directly or indirectly use the proceeds of the Promissory Certificates for any purpose which would breach the Bribery Act

2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
(b)	Each Obligor shall (and the Guarantor shall ensure that no member of the Group or the Security Provider will):
(i)	conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
20.14	Amendments
(a)

No Obligor shall (and each Obligor shall ensure that the Security Provider will not) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document or any other document delivered to the Original Subscriber pursuant to Clause 5.3 (Conditions precedent to the Initial Closing) except in writing:

(i)	in respect of the Finance Documents, in accordance with Clause 32 (Amendments and Waivers);
(ii)	prior to or on the Initial Closing Date, with the prior written consent of the Original Subscriber; or
(iii)

other than with respect to the Finance Documents, after the Initial Closing Date in a way which could not be reasonably expected materially and adversely to affect the interests of the Holders and subject to the terms of this Agreement.

(b)	The Company shall promptly supply to the Holders from time to time a copy of any document relating to any of the matters referred to in paragraphs (i) to (iv) above.
20.15	No restrictions on upstreaming cash

No Obligor shall, and shall procure that no member of the Group will, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of any of the members of the Group or the Company to pay dividends or other distributions with respect to its shares, to make or repay loans or advances to the Company, any other such member of the Group or the Guarantor, to guarantee Financial Indebtedness of the Company, any other such member of the Group or the Guarantor or to transfer any of its property or assets to the Company, any other such member of the Group or the Guarantor (unless such restrictions or conditions are imposed by law).

20.16	Latam Cap Event
(a)	Subject to Paragraph (b) below, the Guarantor shall ensure that no Latam Cap Event has occurred as at the end of the relevant Collection Period.
(b)	No breach of Paragraph (a) above and/or any Event of Default shall be deemed to have occurred or be continuing if the Obligors are in compliance with the terms of this Agreement, which may include removing the Unrestricted Subsidiary's In-Place Ground Rents from the Company In-Place Quarterly Rent Tape.
20.17	Class A Target Scheduled Amortization

The Company shall ensure that it will make principal prepayments (in accordance with the provisions of Clause 7.7 (Company Ordinary Quarterly Debt Service)) of Promissory Certificates held by Class A Holders to ensure that the Leverage ratio is:

(i)	at the end of the seventh anniversary of the Initial Closing Date, 11:0:1;
(ii)	at the end of the eighth anniversary of the Initial Closing Date, 10:50:1; and
(iii)	at the end of the ninth anniversary of the Initial Closing Date until the Maturity Date, 10:0:1.
20.18	Senior Debt Issuance

The Guarantor shall ensure that the Guarantor and its Subsidiaries will not issue or incur any Senior Debt if after taking into account the incurrence of the Senior Debt taken as a whole, the related LTV would exceed 60%.

20.19	Access

The Holders (or a firm of accountants or auditors designated by them), acting on the instructions of the Majority Holder(s), shall, at the cost of the Company not more than twice in every Financial Year, be granted access at all reasonable times and on reasonable notice, to the books and records of the Company.

For the avoidance of doubt, this Clause 20.19 (Access) shall not apply to an Unrestricted Subsidiary.

20.20	Holding Companies

The Company shall not trade, carry on any business, own any assets or incur any liabilities except for:

(i)	the provision of administrative services to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;
(ii)	ownership of shares or any similar interest in any of its Subsidiaries;
(iii)	liabilities under Permitted Financial Indebtedness; and
(iv)	any liabilities under the Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

21.	Events of Default

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.11 (Acceleration)).

21.1	Non-payment

An Obligor or the Security Provider does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within 5 Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial Covenants) (as of the date that is the earlier of (x) the date on which the relevant documents in accordance with Clause 18 (Information Undertakings) are delivered by the Company or the Guarantor, and (y) the date on which such items set forth in Clause 18 (Information Undertakings) are required to be delivered by the Company or the Guarantor) is not satisfied or an Obligor does not comply with the provisions of Clause 20.7 (Debt Service Reserve Account).

21.3	Other obligations
(a)	An Obligor or the Security Provider does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial Covenants)).
(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days, of the earlier of (A) a Holder giving notice to the Company and (B) the Obligor or Security Provider becoming aware of the failure to comply.

21.4	Misrepresentation
(a)

Any representation or statement made or deemed to be made by an Obligor or the Security Provider in the Finance Documents or any other document delivered by or on behalf of any Obligor or Security Provider under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (A) a Holder giving notice to the Company and (B) the Obligor or Security Provider becoming aware of the failure to comply.

21.5	Cross default

There is no cross default or cross acceleration to Senior Debt other than if there is an acceleration under the Senior Debt in relation to any of the following events:

(a)

the Guarantor is in breach of any material representation or warranty or covenant under the Senior Debt (subject to all cure periods) including, but not limited to (i) non-performance of its guarantee obligations (subject to a 30-day cure period) or (ii) if there is an acceleration or any other event occurs which gives rise to the right to call on any of its guarantee obligations, and 120 days have elapsed since the date on which the right to call on any such guarantee first arose;

(b)	the Guarantor suspends or ceases to carry on (or threatens to suspend or cease to carry on) its business or substantially all of its business as it is generally being conducted;
(c)	any event specified in Clause 21.6 (Insolvency) or Clause 21.7 (Insolvency proceedings) occurs in respect of the Guarantor;
(d)	it is or becomes unlawful for the Guarantor to perform any of its obligations under the Senior Debt; and
(e)	any Security in respect of the Senior Debt has been enforced and successful foreclosure in excess of $25,000,000 (or its equivalent in any other currency or currencies) has occurred.
21.6	Insolvency
(a)	An Obligor or Security Provider:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	fails generally to pay its debts as they become due;
(iii)	suspends making payments on any of its debts; or
(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Holder in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor or Security Provider.

21.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the institution of any proceeding under any Debtor Relief Law, suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Security Provider other than a solvent liquidation or reorganisation of any Obligor or Security Provider;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor or Security Provider;
(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor, the Security Provider, or any other member of the Group), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or the Security Provider or any of their respective assets; or

(iv)	enforcement of any Security over any assets of any Obligor or Security Provider,

or any analogous procedure or step is taken in any jurisdiction.

(b)	This Clause 21.7 shall not apply to:
(i)	any winding-up petition which is involuntary, frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement; or
(ii)	any step or procedure on a going-concern basis and made directly in connection with a Permitted Equity Sale or IPO or Disposal.
21.8	Cessation of business

Any Obligor or the Security Provider suspends or ceases to carry on (or threatens to suspend or cease to carry on) its business or substantially all of its business as it is generally being conducted as at the Initial Closing Date.

21.9	Unlawfulness

It is or becomes unlawful for an Obligor or Security Provider to perform any of its obligations under the Finance Documents.

21.10	Audit qualification

The Guarantor's auditor qualifies the audited Annual Financial Statements (except related to any repayment of financial debt on a pro forma basis that is flagged by the Guarantor's auditors for the next 16 months) of the Guarantor.

21.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing Majority Holders may by notice to the Company:

(a)

declare that all or part of the Promissory Certificates, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare that all or part of the Promissory Certificates be payable on demand, whereupon they shall immediately become payable on demand by the Majority Holders; and/or
(c)	Subject to paragraph (d) below, exercise or direct the Share Pledge Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or
(d)

Following the occurrence of an acceleration under this Clause 21.11, the Holders agree that no enforcement action in respect of the guarantee (as set forth in Clause 16.1) or any other Transaction Security shall take place for 60 days following such event occurring as set forth in Clause 21.11(a) and (b), provided that on and at any time after the occurrence of an Event of Default described in paragraph Clause 21.6 (Insolvency) or Clause 21.7 (Insolvency Proceedings) with respect to any Obligor or any Security Provider organised or incorporated in the United States of America, all of the Promissory Certificates, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents will automatically and immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Obligors and Security Provider, notwithstanding anything in this Agreement or in any other Finance Document or otherwise to the contrary.

SECTION 9
CHANGES TO PARTIES

22.	Changes to the Holders
22.1	Transfer of Promissory Certificates
(a)

Subject to Clause 6.5 (Regulations concerning transfers and registration), Clause 22.2 (Conditions of transfer of Promissory Certificates) and Clause 22.7 (New Holders), a Promissory Certificate may be transferred by a Holder (the "Existing Holder") to a New Holder upon surrender of the relevant Promissory Certificate Voucher, together with an Assignment Agreement (and a Secured Party Accession Undertaking if the proposed transferee is not already a Party to this Agreement) duly completed and duly executed by the Existing Holder and the New Holder, to be delivered to the Registrar and notified to the Company, together with such evidence as the Company may reasonably require to prove the title of the Existing Holder and the authority of the individuals who have executed the Assignment Agreement.

(b)

A Promissory Certificate may not be transferred unless the Principal Amount of Promissory Certificates transferred and (where not all of the Promissory Certificates held by a Holder are being transferred) the Principal Amount of the balance of Promissory Certificates not transferred are Authorised Denominations.

(c)

Where not all the Promissory Certificates represented by the surrendered Promissory Certificate Voucher are the subject of the transfer, a new Promissory Certificate Voucher in respect of the balance of the Promissory Certificates will be issued to the Existing Holder.

(d)

Subject to this Clause 22, an Existing Holder may only (i) assign any of its rights or (ii) transfer by novation or otherwise any of its rights and obligations, under any Finance Document, in either of sub-clauses (i) or (ii), to an Eligible Purchaser (the "New Holder"), unless an assignment or transfer is:

(i)	made at a time when an Event of Default is continuing, in which case an Existing Holder may transfer any of its rights and obligations under any Finance Document to any third party; or
(ii)

made at a time when the Company is in breach of its Interest Coverage obligations, in which case an Existing Holder may transfer any of its rights and obligations under any Finance Document to a third party that is not a Non-Restricted Purchaser.

22.2	Conditions of transfer of Promissory Certificates
(a)	An Existing Holder must provide at least 10 Business Days' notice to the Company before it may make an assignment or transfer in accordance with Clause 22.1 (Transfer of Promissory Certificate).
(b)	A transfer of the Promissory Certificates by way of assignment will only be effective on:
(i)

receipt by the Registrar, with a copy to the Company, (whether in the Assignment Agreement or otherwise) of written confirmation from the New Holder (in form and substance satisfactory to the Company) that the New Holder will assume the same obligations to the other Holders as it would have been under if it was an Original Holder;

(ii)

in respect of any New Holder that is not already a Party to this Agreement, receipt by the Share Pledge Agent and the Registrar, with a copy to the Company, of a duly completed and duly executed Secured Party Accession Undertaking; and

(iii)	the recordation of such assignment or transfer in the Register in accordance with the provisions set forth in Clauses 6 (Register and Title) and 22.7 (New Holders).
(c)	If:
(i)	a Holder assigns any of its rights under the Finance Documents or changes its Specified Office; and
(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Holder or Holder acting through its new Specified Office under Clause 11 (Tax Gross Up and Indemnities) or Clause 12 (Increased Costs),

then the New Holder or Holder acting through its new Specified Office is only entitled to receive payment under those Clauses to the same extent as the Existing Holder or Holder acting through its previous Specified Office would have been if the assignment or change had not occurred.

(d)

Each New Holder, by executing the relevant Assignment Agreement, confirms that it will execute any amendment or waiver that has been approved by or on behalf of the requisite Holder or Holders in accordance with this Agreement on or prior to the date on which the assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Holder would have been had it remained a Holder.

22.3	Limitation of responsibility of Existing Holders
(a)	Unless expressly agreed to the contrary, an Existing Holder makes no representation or warranty and assumes no responsibility to a New Holder for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Holder confirms to the Existing Holder and the other Holders that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its holding of the Promissory Certificates and has not relied exclusively on any information provided to it by the Existing Holder in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents.
(c)	Nothing in any Finance Document obliges an Existing Holder to:
(i)	accept a re-transfer or re-assignment from a New Holder of any of the rights and obligations assigned or transferred under this Clause 22; or
(ii)	support any losses directly or indirectly incurred by the New Holder by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
22.4	Procedure for assignment
(a)	Subject to:
(i)

the conditions set out in Clause 22.2 (Conditions of transfer of Promissory Certificates) and Clause 22.7 (New Holders) a transfer of Promissory Certificates by way of assignment may be effected in accordance with paragraph (b) below when the Existing Holder delivers to the Company a duly completed Assignment Agreement (and a duly completed and duly executed Secured Party Accession Undertaking in respect of any New Holder that is not already a Party to this Agreement) and records such assignment in the Register.

(b)	On the Transfer Date:
(i)

the Existing Holder will assign absolutely to the New Holder of the Promissory Certificates held by it that are being transferred together with all the rights under the Finance Documents relating to such Promissory Certificates expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Holder will be released by each Obligor and the other Holders from the obligations owed by it which relate to such Promissory Certificates (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Holder will be bound by obligations equivalent to the Relevant Obligations.
(c)

Holders may utilise procedures other than those set out in this Clause 22.4 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor, to obtain a release by that Obligor from the obligations owed to that Obligor by the Holders nor the assumption of equivalent obligations by a New Holder) provided that they comply with the conditions set out in Clause 22.2 (Conditions of transfer of the Promissory Certificates).

22.5	Pro rata interest settlement

If the Company has notified the Holders that it is able to distribute interest payments on a "pro rata basis" to Existing Holders and New Holders where the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest in respect of the Promissory Certificates to be so transferred to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Holder up to but excluding that Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Holder (without further interest accruing on them) on the last day of the current Interest Period; and

(b)	the rights transferred by the Existing Holder will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Holder; and
(ii)

the amount payable to the New Holder on that date will be the amount which would, but for the application of this Clause 22.5, have been payable to it on that date, but after deduction of the Accrued Amounts.

(c)

An Existing Holder which retains the right to the Accrued Amounts pursuant to this Clause 22.5 but which does not hold any Promissory Certificates shall be deemed not to be a Holder for the purposes of ascertaining whether the agreement of any specified group of Holders has been obtained to approve any request for a consent, waiver, amendment or other vote of Holders under the Finance Documents.

22.6	Register
(a)

The Registrar, acting as a non-fiduciary agent of the Company, shall maintain a copy of each Assignment Agreement and, each Secured Party Accession Undertaking and, in the event of the creation, issue and subscription for any Additional Tranches by any Third Party Subscriber not hitherto party to this Agreement, each Deed of Adherence delivered to it and a register for the recordation of the names and addresses of the Holders in accordance with paragraph 1 of Schedule 6. Subject to Clause 22.7 (New Holders), the entries in the Register shall be conclusive absent manifest error, and the Registrar, the Company, the Guarantor and the Holders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company and any Holder at any reasonable time and from time to time upon reasonable prior notice.

(b)

Each Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each participant and the Principal Amounts (and stated interest) of each participant’s interest in the Promissory Certificates or other obligations under the Finance Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Promissory Certificates, commitments, loans, letters of credit or its other obligations under any Finance Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

22.7	New Holders
(a)

Each of the Parties appoints the Registrar to receive on its behalf each Assignment Agreement, each Secured Party Accession Undertaking and, in the event of the creation, issue and subscription for any Additional Tranches by any Third Party Subscriber not hitherto party to this Agreement, each Deed of Adherence and the Registrar shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and, where applicable, delivered in the form contemplated by this Agreement.

(b)

No transfer or assignment of Promissory Certificates by an Existing Holder shall be made to any New Holder who is not already a party to this Agreement unless that person first enters into an Assignment Agreement and a Secured Party Accession Undertaking or, in the event of the creation, issue and subscription for any Additional Tranches by any Third Party Subscriber not hitherto party to this Agreement, a Deed of Adherence and a Secured Party Accession Undertaking.

(c)

The Registrar shall not register a transfer or assignment of Promissory Certificates unless the New Holder, if not already a Party to this Agreement, first enters into an Assignment Agreement and a Secured Party Accession Undertaking or, in the event of the creation, issue and subscription for any Additional Tranches by any Third Party Subscriber not hitherto party to this Agreement, a Deed of Adherence and a Secured Party Accession Undertaking.

(d)

Where a New Holder has executed an Assignment Agreement and a Secured Party Accession Undertaking which have been countersigned by the Registrar and the Security Agent respectively, or, in the event of the creation, issue and subscription for any Additional Tranches by any Third Party Subscriber not hitherto party to this Agreement, executed a Deed of Adherence and a Secured Party Accession Undertaking, which has been countersigned by the Registrar and the Security Agent (respectively), it shall become a Party to this Agreement and be entitled to the benefit of the continuing provisions of this Agreement and shall be classified as a Holder from the Transfer Date.

23.	Changes to the Obligors
23.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE HOLDERS

24.	Conduct of Business by the Holders

No provision of this Agreement will:

(a)	interfere with the right of any Holder to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Holder to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Holder to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
25.	Sharing Among the Holders
25.1	Payments to Holders

If a Holder (a "Recovering Holder") receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Holder shall, within three Business Days, notify details of the receipt or recovery to the other Holders;
(b)

if any of the other Holders requires and so notifies the Company, the Company shall promptly ask the Holders to determine whether the receipt or recovery is in excess of the amount the Recovering Holder would have been paid had the receipt or recovery been received or made and distributed in accordance with Clause 27 (Payment mechanics);

(c)

the Recovering Holder shall, within three Business Days of demand by a Holder, pay to the other Holders an aggregate amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Majority Holders determine may be retained by the Recovering Holder; and

(d)	the Recovering Holder shall promptly notify the Company of any Sharing Payment made under paragraph (c) above.
25.2	Redistribution of payments

Each Holder shall treat the Sharing Payment as if it had been paid by the relevant Obligor.

25.3	Recovering Holder's rights

On a distribution by a Recovering Holder under Clause 25.1 (Payments to Holders) of a payment received from an Obligor, as between the relevant Obligor and the Recovering Holder, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

25.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Holder becomes repayable and is repaid by that Recovering Holder, then:

(a)

each other Holder shall, upon request of that Recovering Holder, pay to that Recovering Holder an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Holder for its proportion of any interest on the Sharing Payment which that Recovering Holder is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Holder, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
25.5	Exceptions
(a)	This Clause 25 shall not apply to the extent that the Recovering Holder would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Holder is not obliged to share with any other Holder any amount which the Recovering Holder has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Holder of the legal or arbitration proceedings; and
(ii)

that other Holder had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

26.	Representations of the Subscribers
26.1	General

Each Subscriber gives the representations in this Clause 26 (severally and not jointly) on the date of this Agreement (in the case of the Original Subscriber) or on the date of accession to this Agreement in accordance with Clause 22.7 (New Holders) (in the case of any other Subscriber).

26.2	Purchase for Investment
(a)

Each Subscriber severally represents that it is subscribing for the Promissory Certificates for its own account or for one or more separate accounts maintained by such Subscriber or for the account of one or more pension or trust funds and not with a view to the distribution of the Promissory Certificates.

(b)

Subject to the provisions set out in Clause 22 (Changes to the Holders), the provisions in paragraph (a) shall not restrict such Subscriber or such pension or trust funds from disposing of its or their property, which shall at all times be within such Subscriber's or pension or trust funds' control.

26.3	Securities Act

Each Subscriber understands that the Promissory Certificates have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Promissory Certificates.

26.4	Securities laws

Each Subscriber severally represents that it has not taken and will not take any action that would subject the issue and subscription of the Promissory Certificates to the registration requirements of the Securities Act or to the registration, filing or qualification requirements of any securities or blue sky laws of any applicable jurisdiction.

26.5	Compliance with FSMA

Each Subscriber severally represents that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, as amended with respect to anything done by it in relation to the Promissory Certificates, in, from or otherwise involving the United Kingdom.

26.6	Prospectus Directive

Each Subscriber severally represents that it will not make an offer of the Promissory Certificates to the public other than in circumstances where such offer does not require the Company, any Subscriber and/or Holder or any other entity to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this representation, the expression an "offer of the Promissory Certificates to the public" means the communication in any form and by any means of sufficient information on the terms of the offer and the Promissory Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Promissory Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EC) and includes any relevant implementing measure in each Relevant Member State.

SECTION 11

ADMINISTRATION

27.	Payment Mechanics
27.1	Payments
(a)

On each date on which an Obligor or a Subscriber is required to make a payment under a Finance Document, that Obligor or Subscriber shall make the same available to its recipient (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by its recipient as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency or the United States of America (or, in relation to euro, in a principal financial centre in such Participating Member State, London or the United States of America, as specified by the recipient of the payment) with such bank as the recipient of the payment specifies.

(c)

In the case of amounts payable in respect of the Promissory Certificates on redemption, payments shall only be made upon surrender (or in the case of part payment only, endorsement) of the relevant Promissory Certificate Voucher at the registered office of the Company.

27.2	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim except as required by law.

27.3	Business Days
(a)

Any payment under a Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.4	Currency of account
(a)	Any redemption or purchase of the Promissory Certificates shall be made in the currency in which the Promissory Certificates are denominated, pursuant to this Agreement, on its due date.
(b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
27.5	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Majority Holders (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Majority Holders (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement and the Promissory Certificates will, to the extent the Majority Holders (acting reasonably and after consultation with the Company) specify to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

28.	Notices
28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;
(b)	in the case of each Subscriber or any other Obligor, that notified in writing to the other Parties on or prior to the date on which it becomes a Party; and
(c)	in the case of any Holder, that specified in the Register,

or any substitute address or fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days' notice.

28.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(c)

Any communication or document which becomes effective, in accordance with paragraphs (a) and (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

28.4	Electronic communication
(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Holder or a Subscriber may only be made in that way to the extent that those relevant Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to a Holder or Subscriber only if it is addressed in such a manner as that Holder or Subscriber shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 28.4.
28.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by a Holder, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.6	Holder notices

Any Holder may by notice to the Company appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Holder under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 28.4 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Holder for the purposes of Clause 28.2 (Addresses) and paragraph (a)(ii) of Clause 28.4 (Electronic communication) and the Company shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Holder.

29.	Calculations and Certificates
29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Holder are prima facie evidence of the matters to which they relate.

29.2	Certificates and determinations

Any certification or determination by a Holder of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

30.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Holder, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any Finance Document on the part of any Holder shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

32.	Amendments and Waivers
32.1	Required consents
(a)

Subject to Clause 32.2 (All Holder matters) and Clause 32.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Holders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)

Each Class may reduce its interest rate (either Cash-pay Interest or PIK Interest) without the consent of the other Class. For the purposes of a change of interest rate in respect of a Class of Promissory Certificates, any such amendment shall require the consent of all of the Holders of the relevant Class of Promissory Certificates.

(c)	Paragraph (c) of Clause 22.5 (Pro rata interest settlement) shall apply to this Clause 32.
32.2	All Holder matters

An amendment or waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Holders" in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;
(c)

a reduction in the amount of any payment of principal, interest of the other Class, fees or commission payable, any Prepayment Fee in each case, other than as permitted in accordance with Clause 7 (Redemption) or Clause 9 (Interest);

(d)	unless specifically permitted under the terms of the Finance Documents, a change in currency of payment of any amount under the Finance Documents;

(e)	unless specifically permitted under the Finance Documents, a change to the Company or Guarantor other than in accordance with Clause 23 (Changes to the Obligors);
(f)	any provision which expressly requires the consent of all the Holders;
(g)	a waiver of an Event of Default;
(h)

Clause 3.6 (Holders' rights and obligations), Clause 5 (Closing), Clause 7.2 (Redemption at the option of Holders due to illegality), Clause 7.3 (Redemption at following an exit and sale), Clause 7.5 (Partial Redemption), Clause 22 (Changes to the Holders), Clause 23 (Changes to the Obligors), Clause 25 (Sharing among the Holders), this Clause 32 (Amendments and Waivers), Clause 35 (Governing Law) or Clause 36.1 (Jurisdiction); or

(i)

the nature or scope of the guarantee and indemnity granted under Clause 16 (Guarantee and Indemnity) or of the property that is subject to the Transaction Security or of the manner in which the proceeds of enforcement of the Transaction Security are distributed, or the release of any guarantee and indemnity granted under Clause 16 (Guarantee and Indemnity) or any Transaction Security;

shall not be made without the prior consent of all Holders of the Promissory Certificates then outstanding.

32.3	Other exceptions

An amendment or waiver of any of the provisions of Clause 3 (Issue and Subscription of the Promissory Certificates) and Clause 5 (Closing) or any defined term used in such Clauses may not be effected without the consent of each relevant Subscriber.

33.	Confidential Information
33.1	Confidentiality

Each Holder agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 33.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own Confidential Information.

33.2	Disclosure of Confidential Information

Any Holder may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Holder shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information and such person requires such Confidential Information as it relates specifically to this Agreement except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information. A Holder (including for the avoidance of doubt a Subscriber) shall be solely liable for any breaches of confidentiality or incorrect disclosures of any Confidential Information, by any person to whom it gives any Confidential Information, as if such breach had been made by the Holder;

(b)	to any person:
(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Holder or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)

who requires or requests such information pursuant to a legal or similar process and such party is entitled to such information to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or any other competent authority, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	who is a Party; or
(viii)	with the consent of the Company;

in each case, such Confidential Information as that Holder shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)

in relation to paragraphs (b)(v), (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Holder, it is not practicable so to do in the circumstances; and

(c)

to any person appointed by that Holder or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of Promissory Certificates, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Holder.

33.3	Entire agreement

This Clause 33.3 constitutes the entire agreement between the Parties in relation to the obligations of the Holders under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

33.4	Inside information

Each of the Holders acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Holders undertakes not to use any Confidential Information for any unlawful purpose.

33.5	Notification of disclosure

Each of the Holders agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 33.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 33.5.
33.6	Continuing obligations

The obligations in this Clause 33.6 are continuing and, in particular, shall survive and remain binding on each Holder for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement and the Promissory Certificates have been paid in full; and
(b)	the date on which such Holder otherwise ceases to be a Holder.
33.7	Related obligations
(a)	Each Obligor agrees (to the extent permitted by law and regulation) to inform the relevant Holder upon becoming aware that any information has been disclosed in breach of this Clause 33.
33.8	No Event of Default

No Event of Default will occur under Clause 21.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 33.

34.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

35.	Governing law

This Agreement, the Promissory Certificates and any non-contractual obligations arising out of or in connection with them are governed by English law.

36.	Enforcement
36.1	Jurisdiction
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

Notwithstanding paragraph (a) above, no Holder shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Holders may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints Vistra Trust Company Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Holders. Failing this, the Holders may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Parties

Part I

The Original Subscriber

Name of Original Subscriber	Aggregate principal amount of Promissory Certificates	Designation of Original Subscriber as a Class A Holder
Sequoia IDF Asset Holdings SA	Tranche 1 68,000,000 EURO	Class A

Part II

Promissory Certificates

Class A
Tranches	Original principal amount	Cash-pay Interest rate	PIK Interest rate	Total rate of interest
1 EURO	€68,000,000	4.25%	2.00%	6.25%
2 GBP	£[•]	[•]%	[•]%	[•]%
3 USD	$[•]	[•]%	[•]%	[•]%

Each Tranche may include sub-tranches (Tranche 1-1 for example), which for the purpose of clarity, may have a different interest rate than other Promissory Certificates under its related Tranche.

Schedule 2
Conditions Precedent

Conditions Precedent to Initial Closing

1.	Obligors
(a)	A copy of the Constitutional Documents of the Company and the Security Provider.
(b)	A copy of a resolution of the board of directors of each Obligor and the Security Provider:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)

A certificate of each Obligor and the Security Provider (signed by an authorised signatory) confirming that issuing or guaranteeing or securing, as appropriate, the Promissory Certificates would not cause any issuing, guaranteeing, securing or similar limit binding on any Obligor or the Security Provider to be exceeded.

(e)

A certificate of an authorised signatory of the relevant Obligor, the Security Provider and AP GP Holdings, LLC certifying that each copy document relating to it specified in this Part I (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)

A good standing certificate or similar from the Secretary of State of Delaware for each Obligor, the Security Provider and AP GP Holdings, LLC dated a date reasonably close to the Initial Closing Date.

2.	Finance Documents
(a)	This Agreement duly executed by the Obligors and the Registrar.
(b)	The Share Pledge Agent Appointment Deed duly executed by the Obligors and the Share Pledge Agent.
(c)	The Share Pledge duly executed by the Security Provider and the Share Pledge Agent.
(d)	A copy of all notices required to be sent under the Transaction Security Documents executed by the Obligors or the Security Provider (as applicable).

(e)

All share certificates and a copy of a stock transfer form duly executed by the relevant Obligor or the Security Provider (as applicable) in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

3.	Legal opinions
(a)

A legal opinion of Milbank LLP, legal advisers to the Original Subscriber as to matters of English law, substantially in the form distributed to the Original Subscriber prior to signing this Agreement.

(b)

If an Obligor is formed in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Company in the relevant jurisdiction as to New York and Delaware law, substantially in the form distributed to the Original Subscriber prior to signing this Agreement.

4.	Other documents and evidence
(a)	The Asset Tape as of the Cut-off Date.
(b)	The Company In-Place Quarterly Rent Tape as of the Cut-off Date.
(c)	Evidence that any process agent referred to in Clause 36.2 (Service of process), if not an Obligor, has accepted its appointment.
(d)	The Original Financial Statements of the Guarantor.
(e)	Evidence that the transaction costs and expenses then due from the Company pursuant to Clause 15 (Costs and Expenses) have been paid or will be paid by the Initial Closing Date.
(f)	The Funds Flow Statement in a form agreed by the Company and the Holders detailing the proposed movement of funds on or before the Initial Closing Date.
(g)

Evidence of the establishment of the Debt Service Reserve Account, including details of the account name, account number and the name and address of the bank where each account is held and that $3 million has been (or will be, on the Initial Closing Date) deposited to it.

(h)	Group Structure Chart.
(i)	Issue Request.
(j)

A copy of any other Authorisation or other document, opinion or assurance which the Original Subscriber considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(k)

Confirmation that the Original Subscriber and the Share Pledge Agent have carried out and are satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by the Finance Documents.

Schedule 3
Form of Promissory Certificate Voucher

Promissory Certificate Voucher No. [    ]Amount [currency] [amount]

AP WIP Investments Borrower, LLC (the "Company")

(Incorporated in Delaware)

UP to £250,000,000 Secured and Guaranteed due Promissory Certificates 2028

Guaranteed by AP WIP Investments, LLC (the "Guarantor")

This is to certify that [    ] (the "Holder") is the registered holder of [currency][amount] [class] Promissory Certificates of up to £250,000,000 secured and guaranteed Promissory Certificates due 2028 (the "Promissory Certificates") issued with the benefit of and subject to the provisions contained in the subscription agreement relating to the Promissory Certificates dated [date] and made between the Company, the Guarantor acting as guarantor and the subscribers named in such agreement (the "Subscription Agreement").  Words and expressions defined in the Subscription Agreement shall, unless the context otherwise requires, have the same meanings in this Promissory Certificate Voucher.

Interest is payable on the Promissory Certificates in accordance with Clauses 9 (Interest) and 10 (Interest Periods) of the Subscription Agreement, subject to and in accordance with the Subscription Agreement. The Promissory Certificates are redeemable in accordance with Clause 7 (Redemption), subject to and in accordance with the Subscription Agreement.

The Promissory Certificates are transferable in [currency][amount] (or the equivalent in another currency, currency unit or combination thereof in respect of which the Promissory Certificate has been advanced by the Holder) or integral multiples of [currency][amount] (or the equivalent in another currency, currency unit or combination thereof in respect of which the Promissory Certificate has been advanced by the Holder) in excess of such amount. This Promissory Certificate Voucher must be surrendered together with an Assignment Agreement and, to the extent applicable, a Secured Party Accession Undertaking, in each case duly completed and duly executed before any transfer is registered or any new Promissory Certificate Voucher is issued in exchange.

The Promissory Certificate is secured by the Transaction Security in accordance with the terms of the Subscription Agreement and the Transaction Security Documents.

The Promissory Certificates are guaranteed (both as to principal and interest) by the Guarantor in accordance with Clause 16 (Guarantee and Indemnity), subject to and in accordance with the Subscription Agreement.

THE PROMISSORY CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR ANY SECURITIES LAW OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, RESOLD, DELIVERED OR DISTRIBUTED (DIRECTLY OR INDIRECTLY) IN OR INTO THE UNITED STATES (EXCEPT IN TRANSACTIONS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH

OTHER SECURITIES LAW) OR ANY OTHER RESTRICTED JURISDICTION NOR TO NOR FOR THE ACCOUNT OR BENEFIT OF ANY RESTRICTED OVERSEAS PERSON UNLESS, IN RELATION TO ANY US PERSON, THE PROMISSORY CERTIFICATES ARE REGISTERED UNDER THE SECURITIES ACT OR THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

[THE PROMISSORY CERTIFICATES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE PROMISSORY CERTIFICATES MAY BE OBTAINED BY WRITING TO THE COMPANY AT ITS REGISTERED OFFICE.]

This Promissory Certificate Voucher is evidence of entitlement only and is not a document of title. Entitlements are determined by the Register and only the Holder is entitled to payment in respect of this Promissory Certificate Voucher.

The Promissory Certificates and any non-contractual obligations arising out of or in connection with the Promissory Certificates are governed by English law.

Issued on [    ] 20[    ]

[INSERT APPROPRIATE EXECUTION BLOCK]

Schedule 4
Form of Assignment Agreement

To:	AP WIP Investments Borrower, LLC, (as the "Company") and AP WIP Investments, LLC
From:	[the Existing Holder][1] (the "Existing Holder") and [the New Holder] (the "New Holder")

Dated:

AP WIP Investments Borrower, LLC – Subscription Agreement in respect of the up to £250,000,000 secured and guaranteed promissory certificates due 2028 (the "Promissory Certificates") issued with the benefit of and subject to the provisions contained in the subscription agreement relating to the Promissory Certificates dated November 6, 2019 and made between the Company, the Guarantor acting as guarantor and the subscribers named in such agreement (the "Agreement")

1.

We refer to the Agreement.  This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	The Existing Holder confirms that the Principal Amount outstanding of Promissory Certificates which it holds is [currency] [amount] [class].
3.	We refer to Clause 22.4 (Procedure for assignment) of the Agreement:
(a)

The Existing Holder assigns absolutely to the New Holder the aggregate Principal Amount of the Promissory Certificates specified in Schedule 1 together with all the rights of the Existing Holder under the Agreement and the other Finance Documents which relate to such Promissory Certificates.

(b)	The Existing Holder is released from all the obligations of the Existing Holder which correspond to such Promissory Certificates specified in Schedule 1.
(c)	The New Holder is bound by obligations equivalent to those from which the Existing Holder is released under paragraph (b) above.
4.	[The proposed Transfer Date is [ ].]
5.	The Specified Office and address, fax number and attention details for notices of the New Holder for the purposes of Clause 28.2 (Addresses) of the Agreement are set out in Schedule 1.

[1]	The name of the person by or on whose behalf this Assignment Agreement is signed must correspond with the name of the registered holder as it appears on the face of the Promissory Certificate Voucher:
(a)	a representative of such registered holder should state the capacity in which he signs, e.g. executor.
(b)

the signature of the person effecting a transfer shall conform to any list of duly authorised specimen signatures supplied by the registered holder or be certified by a recognised bank, notary public or in such other manner as the Company may require.

(c)	any transfer of Promissory Certificate Promissory Certificates shall be in an amount equal to [currency] [amount] or any integral multiple of [currency] [amount] in excess of such amount.

6.	The New Holder expressly acknowledges the limitations on the Existing Holder's obligations set out in paragraph (c) of Clause 22.3 (Limitation of responsibility of Existing Holders) of the Agreement.
7.

The New Holder, by executing this Assignment Agreement, makes the representations in Clause 26 (Representations of the Subscribers) of the Agreement as if the references to "Subscriber" were to the "New Holder".

[8]	The New Holder confirms, for the benefit of the Company, that it is an [Eligible Purchaser] [a Non-Restricted Purchaser].
[8/9]	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
[8/9/10]	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
[8/9/10/11]	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

SCHEDULE 1

Principal Amount of Promissory Certificates to be transferred

[insert relevant details]

[Specified Office address, fax number and attention details for notices and account details for payments]

[Existing Holder]	[New Holder]
By:	By:

[Registrar]
By:

Schedule 5
Form of Compliance Certificate

To:	[ ] as the Holders
From:	AP WIP Investments Borrower, LLC

Dated:

Dear Sirs

AP WIP Investments Borrower, LLC –  Subscription Agreement in respect of the up to £250,000,000 secured and guaranteed promissory certificates due 2028 (the "Promissory Certificates") issued with the benefit of and subject to the provisions contained in the subscription agreement relating to the Promissory Certificates dated November 6, 2019 and made between the Company, the Guarantor acting as guarantor and the subscribers named in such agreement (the "Agreement")

1.

We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.

Attached hereto is the Company In-Place Quarterly Rent Tape for the period ended [__] [______] 20[__].  Such Company In-Place Quarterly Rent Tape is true, correct, accurate and complete in all material respects and has been reviewed and approved by a senior officer of the Guarantor.

3.	Attached hereto are the computations as to the Company's compliance with Clause 19 (Financial covenants) of the Agreement.
4.

[An amount of $[ ] is intended to be withdrawn from the Debt Service Reserve Account and the purpose of such withdrawal is [provide reasonable detail as to purpose of withdrawal]. The amount standing to the balance of the Debt Service Reserve Account after such withdrawal will be [ ].]

5.	Attached hereto are the computations as to whether a Latam Cap Event has occurred or not and we hereby confirm that a Latam Cap Event [has / has not] occurred.
6.	[No Default is continuing.] [1]¬

Capitalized terms used herein, unless otherwise defined herein, have the meanings provided in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

Name:

Title:

Dated as of [__] [______] 20[__]

¬	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 6
Regulations Concerning Transfers and Registration of the Promissory Certificates

1.	The Registrar shall keep the Register at its registered office and enter in it:
(a)	the name and address of each Holder;
(b)	the date on which each person was registered as a Holder;
(c)	the principal amount of each Promissory Certificate held by a Holder including any amounts of capitalised interest relating thereto;
(d)	the Class of such Promissory Certificate;
(e)	the serial number of each Promissory Certificate Voucher issued and the date of its issue;
(f)	the date on which a person ceased to be a Holder;
(g)

a full and complete record of all Promissory Certificates and of their redemption, cancellation, payment or exchange (as the case may be) and of all replacement Promissory Certificates, issued in substitution for lost, stolen, mutilated, defaced or destroyed Promissory Certificates; and

(h)	keep a full and complete record of all payments made in respect of each Tranche and all purchases by the Company thereof.
2.	The Registrar shall enter in the Register each change to the information specified in paragraph 1.
3.

A Holder may, upon 5 Business Days written notice to the Company and Registrar, inspect the Register at the Registrar's registered office from 9.00 a.m. to 5.00 p.m. on any Business Day. Notwithstanding the forgoing, a Holder shall be entitled to receive from the Registrar, on written request, an extract of the Register evidencing that Holder's holding of Promissory Certificates but shall not otherwise be entitled to receive a copy of the full Register.

4.

Subject to Clause 22.1 (Transfer of Promissory Certificates), Promissory Certificates may be transferred by execution of the relevant Assignment Agreement (and if such New Holder is not already a party to this Agreement, it has also executed a Secured Party Accession Undertaking).

5.

The Promissory Certificate Voucher issued in respect of the Promissory Certificates to be transferred must be surrendered for registration, together with the Assignment Agreement (including any certification as to compliance with any restrictions on transfer), duly completed and executed, and delivered to the registered office of the Registrar (with a copy to the Company), and together with such evidence as the Company may reasonably require to prove the title of the transferor and the authority of the persons who have executed the Assignment Agreement and the Secured Party Accession Undertaking (if applicable).

6.

Any person becoming entitled to any Promissory Certificates in consequence of the bankruptcy of the Holder of such Promissory Certificates may, upon producing such evidence that it holds the position in respect of which it proposes to act under this paragraph or of it title as the Company reasonably may require (including legal opinions), become registered himself as the Holder of such Promissory Certificates or, subject to the provisions of these Regulations, the Promissory Certificates and the Subscription Agreement as to transfer, may transfer such Promissory Certificates.  The Obligors shall be at liberty to retain any amount payable upon the Promissory Certificates to which any person is so entitled until such person is so registered or duly transfers such Promissory Certificates.

7.

Where there is more than one transferee (to hold other than as joint Holders), separate Assignment Agreements and Secured Party Accession Undertakings (if applicable) must be completed in respect of each new holding.

8.	Joint holdings of Promissory Certificates shall not be permitted and the entries in the Register shall identify a single person as the Holder of each Promissory Certificate.

Schedule 7
Form of Issue Request

From:AP WIP Investments Borrower, LLC (as the Company)

To: [l] (as Holder)

Date:[l]

Up to £250,000,000 secured and guaranteed promissory certificates dated November 6, 2019 between the Company and the Holders (the "Promissory Certificate")

1.	We refer to the Promissory Certificate. Terms defined in the Promissory Certificate have the same meanings in this notice unless otherwise defined herein.
2.	This notice is an Issue Request.
3.	We wish to request that an amount of Promissory Certificates is issued with the following specifications:
(a)	Class:	[A/B]
(b)	Requested Tranche:	[1/2/3]
(c)	Requested Currency:	[l]
(d)	Principal Amount:	[l]
(e)	Issue Date:	[l]
(f)	Payment Instructions:	[l]
4.	This Issue Request is irrevocable.
5.	The Promissory Certificates will be subscribed for by, and issued to, the following Holders or new Subscribers:

Holder / Subscriber	Allocation

Yours faithfully

For and on behalf of AP WIP Investments Borrower, LLC (as the Company)

For and on behalf of [ l ] (as Holder)

Schedule 8
Example of Leverage, Interest Coverage Calculation and LTV Calculation

SCHEDULE 10
Form of Deed of Adherence

To:	[Insert full name of current Registrar] for itself and each of the Holders.
From:	[Third Party Subscriber]

THIS DEED OF ADHERENCE is made on [date] by [insert full name of Third Party Subscriber] (the "Acceding Holder") in relation to the subscription agreement dated November 6, 2019 between among others, the Company, the Guarantor and the Holders (each as defined in the subscription agreement) (the "Subscription Agreement").

Terms defined in the Subscription Agreement shall, unless otherwise defined in this Deed of Adherence, bear the same meanings when used in this Deed of Adherence.

In consideration of the Acceding Holder becoming a [Holder] for the purposes of the Subscription Agreement, the Acceding Holder confirms that, as from [date], it intends to be party to the Subscription Agreement as a Holder and undertakes to perform all the obligations expressed in the Subscription Agreement and/or Finance Documents to be assumed by a Holder and agrees that it shall be bound by all the provisions of the Finance Documents to which a Holder is party, as if it had been an original party to the relevant Finance Document.

This Deed of Adherence and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

THIS DEED OF ADHERENCE has been entered into on the date stated above [and is executed as a deed by the Acceding Holder and is delivered on the date stated above].

Acceding Holder

[EXECUTED as a DEED]
[insert full name of Acceding
Holder]

By:

Address:

Fax:

Accepted by the Company	Accepted by the Registrar

for and on behalf of	for and on behalf of

AP WIP Investments Borrower, LLC	[Insert full name of Registrar]

Date:	Date:

SIGNATURES

The Company

AP WIP INVESTMENTS BORROWER, LLC

By:	/s/ Scott G. Bruce
Name:	Scott G. Bruce
Title:	Managing Director

Address: 3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

Fax:        +1 (610) 660-4920

Email: sbruce@agrp.com

Attn: Scott G. Bruce

The Guarantor

AP WIP INVESTMENTS, LLC

By:	/s/ Scott G. Bruce
Name:	Scott G. Bruce
Title:	Managing Director

Address: 3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

Fax:      +1 (610) 660-4920

Email: sbruce@agrp.com

Attn: Scott G. Bruce

The Original Subscriber

SEQUOIA IDF ASSET HOLDINGS SA

By:	/s/ Randall Sandstrom
Name:	Randall Sandstrom
Title:	CEO

Address: 46A, avenue J.F Kennedy, L-1855

Luxembourg

Tel No: +44 207 079 0488, +44 20 7079 0492

Email: SEQUOIA_IDF@bnymnotices.com,

d.fussell@secimco.com,

c.michotte@seqimco.com

Attn: David Fussell, Christophe Michotte

The Registrar

GLAS AMERICAS LLC

By:	/s/Adam Berman
Name:	Adam Berman
Title:	Vice President

Address: 230 Park Avenue, Suite 1000, New York, NY 10169, United States

Fax:        212-202-6246

Email: Clientservices.americas@glas.agency

Attn: Client Services Americas

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